UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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TIMKENSTEEL CORPORATION

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Dear Shareholders,

TimkenSteel invites you to attend its 2020 annual meeting of shareholders at 10 a.m. local time on May 6, 2020, at our corporate headquarters in Canton, Ohio. We will consider matters that are important to our company and to you, our investors.

The past year was one of significant change for TimkenSteel. During the fourth quarter of 2019, Tim Timken stepped down from his position as Chairman, Chief Executive Officer and President and as a member of the Board of Directors. Jack Reilly assumed the role of Chairman of the Board and Terry Dunlap was named Interim Chief Executive Officer and President.

Earlier in the year, we implemented an aggressive profitability improvement plan that helped to partially offset weak end market demand and is expected to benefit the company in the years to come. These actions included:

•	refinancing of our asset-based revolving credit facility;
•	reduction of salaried workforce by 14 percent;
•	freezing of certain salaried long-term benefit plans;
•	the closure of our TimkenSteel Material Services facility in Houston, Texas and the divestiture of our scrap processing facility in Akron, Ohio, both in the first quarter of 2020.

In total, these and other actions resulted in realized savings of approximately $40 million in 2019, with expected annualized savings of $70 million going forward.

While the company improved working capital and generated positive free cash flow for the year, TimkenSteel’s net sales and profitability fell short of expectations. For full-year 2019, net sales were $1.2 billion with a net loss of $110 million. In comparison, full-year 2018 net sales were $1.6 billion with a net loss of $10 million. In light of this performance, none of our executive officers received variable pay for 2019, validating that our pay-for-performance compensation plans operated as intended.

We operate in challenging and competitive markets and we know there is much more work to be done to realize the company’s potential. We are aligned in our efforts to operate safely, improve profitability and cash flow generation and serve our customers. We intend to capture the significant opportunities ahead and appreciate your ongoing support.

Sincerely,

Jack Reilly	Terry Dunlap

Chairman of the Board	Interim Chief Executive Officer and President

March 19, 2020

Enclosure

Notice of annual meeting of shareholders

Annual meeting information

Date: May 6, 2020

Time: 10 a.m. Eastern time

Place: 1835 Dueber Ave., S.W., Canton, Ohio 44706

Record date: February 28, 2020

Agenda

1.	Election of the following directors to serve a three-year term expiring at the 2023 annual meeting: Randall H. Edwards, Leila L. Vespoli and Randall A. Wotring

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2020

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers

4.	Approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan

Admission to the meeting

Only holders of TimkenSteel common shares or the holders’ authorized representatives may attend the meeting.

If your shares are held through a broker, bank or some other nominee, you will need to present proof of your ownership as of the record date, February 28, 2020, for your admission to the meeting. Proof of ownership could include a proxy card or a letter from your bank or broker.

This proxy statement and the accompanying proxy card are being made available to shareholders beginning on or about March 19, 2020.

March 19, 2020

Frank A. DiPiero

Executive Vice President, General Counsel and Secretary

Your vote is important

Please vote as soon as possible.

Whether or not you plan to attend the 2020 annual meeting of shareholders in person, please sign and date the enclosed proxy card and return it in the postage-paid envelope provided, or vote your shares electronically on the internet or by telephone.

How to vote:

Online: www.cesvote.com
Phone: 1-888-693-8683
Mail: Sign, date and return your proxy card in the enclosed envelope
In-person: Attend the annual meeting and vote in person
Additional voting instructions are provided in this proxy statement and on the accompanying proxy card.

Important notice regarding the availability of proxy materials for the 2020 annual meeting of shareholders to be held on May 6, 2020: This proxy statement and our 2019 annual report to shareholders are available free of charge on the following website: www.ReadMaterial.com/TMST. Directions to the annual meeting are posted on the investor page of our website at http://investors.timkensteel.com.

Proxy summary

This summary highlights information contained elsewhere in this proxy statement and contains only a portion of the information you should consider. You should read the entire proxy statement carefully before voting.

Our annual meeting

Date and time	Record date	Place	Who can vote

May 6, 2020 10 a.m. Eastern time	February 28, 2020	TimkenSteel Corporation 1835 Dueber Ave., S.W., Canton, Ohio 44706	Shareholders of record of common shares at the close of business on February 28, 2020

Item	Proposals	Board vote recommendations	Page #

1	Election of three directors to serve a three-year term expiring at the 2023 annual meeting	FOR each director nominee	8

2	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2020	FOR	25

3	Approval, on an advisory basis, of the compensation of the company’s named executive officers	FOR	27

4	Approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan	FOR	59

Director nominees — term to expire in 2023

Name	Age	Director since	Principal occupation	Independent	Current committee memberships			Other public company boards

					Audit	Compensation	Nominating and Corporate Governance

Randall H. Edwards	61	2015	President and Chief Executive Officer of Premier Pipe, LLC	•	•			0

Leila L. Vespoli	60	2019	Retired Executive Vice President of Corporate Strategy, Regulatory Affairs and Chief Legal Officer of FirstEnergy Corp.	•	•			0

Randall A. Wotring	63	2014	Chief Operating Officer of AECOM Technology Corporation	•		•	•	0

Diverse board skills and composition

Members of TimkenSteel’s Board of Directors possess a broad and diverse mix of executive leadership, strategic, financial, human resources and industry experience and skills that enable them to effectively oversee the management of the business and drive strategy that creates long-term, sustainable shareholder value.

Commitment to ethics and corporate governance

TimkenSteel’s Board of Directors is committed to good corporate governance, as it promotes the long-term interests of shareholders, strengthens Board and management accountability and builds public trust in the company. The “Corporate governance” section of this proxy statement describes our governance framework, which includes the following highlights:

✓	Non-executive Chairman of the Board	✓	Anti-hedging and anti-pledging policies
✓	All directors, other than Mr. Dunlap, are independent	✓	Comprehensive director and employee code of conduct and ethics and compliance program
✓	Independent Audit, Compensation and Nominating and Corporate Governance Committees	✓	Commitment to safety, sustainability and the community
✓	Annual Board and committee evaluations	✓	Robust share ownership and holding requirements for executive officers and directors
✓	Regular executive sessions of independent directors at Board and committee meetings	✓	Majority voting policy in uncontested elections of directors
✓	Risk oversight by the full Board of Directors and its committees, under Audit Committee guidance	✓	Related-party transactions approval policy
✓	Two designated financial experts on Board of Directors*	✓	Annual review by Board of Directors of succession plans for CEO and key executives

* Mr. Dunlap is one of two designated financial experts on the Board of Directors. He served on the Audit Committee of the Board of Directors until his appointment as Interim CEO and President on October 8, 2019, at which time he became a non-independent director and, accordingly, stepped down from the Audit Committee. Please see “Board of directors information — Audit Committee” for additional information.

2019 performance

Improved working capital management resulted in approximately $70M of operating cash flow and $32M of free cash flow

Record on-time delivery of 94% at year end	Company drove $40M in savings from profitability improvement actions

(1) Net loss includes a loss $21.8M in 2017, $43.5M in 2018 and $40.6M in 2019 from the remeasurement of benefit plans.

(2) Adjusted EBITDA is a non-GAAP financial measure. Please see appendix for a reconciliation of this financial measure to the most comparable GAAP financial measures.

Corporate sustainability

At TimkenSteel, we focus on creating long-term shareholder value by employing sustainable practices. Our commitment to operating responsibly helps ensure we create and maintain a safe and healthy workplace, look after our environmental resources and develop sustainable technologies and business practices that contribute to economic growth and prosperity.

✓ TimkenSteel ranks in the top 15% of the lowest-emitting EAF steel plants according to the World Steel Association

✓ 1,074,695 tons of 100% recycled scrap were delivered to TimkenSteel melt shops in 2019

Aligning pay with performance

Our compensation objectives and philosophy

At TimkenSteel, our executive compensation program is designed to align our executives’ interests with those of our shareholders; to reward leaders for strong business results; and to attract, retain and motivate the best talent in the industry.

Our executive compensation philosophy embodies the following principles:

✓  Recognizes people are our strongest asset

✓  Rewards results linked to short- and long-term performance (pay-for-performance)

✓  Positions pay affordably and competitively in the marketplace

✓  Drives a focus on increasing shareholder value

Named executive officer	Title

Ward J. “Tim” Timken, Jr.*	Former Chairman, CEO and President
Terry L. Dunlap	Interim CEO and President
Kristopher R. Westbrooks	Executive Vice President and Chief Financial Officer
Frank A. DiPiero	Executive Vice President, General Counsel and Secretary
William P. Bryan	Executive Vice President, Manufacturing and Supply Chain
Thomas D. Moline	Executive Vice President, Commercial Operations

*Mr. Timken’s employment with the company ended on October 8, 2019, at which time Mr. Dunlap was appointed Interim CEO and President.

2019	target pay mix

In support of our pay-for-performance philosophy, a substantial majority of the target total direct compensation for our former CEO, Mr. Timken, and our other named executive officers (“NEOs”) (not including Mr. Dunlap) was performance-based in 2019.

CEO	Other NEOs (average)

Upon the appointment of Mr. Dunlap as Interim CEO and President in October 2019, the Compensation Committee approved a new compensation package for Mr. Dunlap for his service in this temporary position. Under this compensation package (which we expect to remain materially unchanged for the duration of Mr. Dunlap’s service as our Interim CEO and President), Mr. Dunlap receives a cash payment of $115,000 per month, guaranteed for a minimum period of one year from his appointment unless Mr. Dunlap is terminated for cause. Mr. Dunlap also received a special award of restricted stock units (“RSUs”) at the time of his appointment, which RSUs will generally vest on the first anniversary of the grant date. Mr. Dunlap is not eligible for annual incentive payments. While Mr. Dunlap’s pay mix is less performance-based than that of the former (or any permanent) CEO, the committee believes that this compensation structure is appropriate for Mr. Dunlap’s service in the temporary position as Interim CEO and President. Further, the award of RSUs as part of Mr. Dunlap’s compensation structure closely aligns his interests with those of our shareholders and incentivizes shareholder value creation.

Mr. Dunlap’s service as Interim CEO and President is currently expected to be temporary in nature, and the compensation package provided to Mr. Dunlap, including the amount of base salary, the form of long-term incentives, and the performance-based mix, was not intended to be and is not indicative of the ongoing compensation structure that the committee would expect to provide to a permanent CEO in the future. For a permanent CEO, the committee currently expects to revert to a compensation structure that is competitive with the market and best practices and, like the compensation program for our previous CEO, weighted significantly toward performance-based compensation.

See “Compensation discussion and analysis — Analysis of 2019 compensation — Compensation for Interim CEO” and “Compensation discussion and analysis — Analysis of 2019 compensation — Long-term incentives awarded to Interim CEO” for additional information.

Pay and performance at a glance

We pay for performance, and our incentive compensation plans operated as intended across the organization in 2019. Performance was well below threshold requirements, resulting in no payouts under the annual incentive plan. Additionally, participants in our long-term incentive plan forfeited the outstanding performance shares scheduled to vest for the 2018-2019 performance period due to average return on invested capital (“ROIC”) and base sales falling below threshold performance requirements.

2019 Annual incentive plan				2018-2019 Performance shares

	EBIT/BIC	Cash flow	Key process path sales		Average ROIC	Base sales
Weighting	70%	15%	15%	Weighting	50%	50%
Performance target	10.9%	$106M	$765M	Performance target	10%	$2.495B
Result	-4.0%	$35M	$567M	Result	-1.1%	$2.070B
Metric performance	0%	0%	0%	Metric performance	0%	0%
Payout percentage	0%	0%	0%	Payout percentage	0%	0%

Total realizable compensation

The actual realizable compensation as compared to target compensation for our NEOs reflects performance that did not meet the thresholds for 2019, resulting in no payout on our 2019 annual incentive plan and the cancellation of all performance shares scheduled to vest for the 2018-2019 performance period.

Named executive officer	Title	2019 Target compensation	2019 Realizable compensation**	Percent of target realizable

Ward J. “Tim” Timken, Jr.*	Former Chairman, CEO and President	$4,362,591	$6,004,465	138%
Terry L. Dunlap ^	Interim CEO and President	-	$1,708,853	-
Kristopher R. Westbrooks	EVP and Chief Financial Officer	$1,307,413	$728,783	56%
Frank A. DiPiero	EVP, General Counsel and Secretary	$1,092,345	$790,655	72%
William P. Bryan	EVP, Manufacturing and Supply Chain	$711,059	$516,983	73%
Thomas D. Moline	EVP, Commercial Operations	$711,059	$531,217	75%

*Mr. Timken’s employment with the company ended on October 8, 2019.

** Realizable compensation for 2019 includes base salary paid and long-term incentives, which include in-the-money stock options, unvested restricted stock units and performance shares assuming target performance for the performance shares granted for the 2019—2021 performance period. The value of long-term incentives is based on the closing price on December 31, 2019 of $7.86 per share.

For Mr. Timken, realizable compensation includes compensation earned through the termination of his employment with the company, as well as compensation paid in accordance with the terms of a severance agreement previously entered into by Mr. Timken and the company. See “Compensation of executive officers — Potential payments upon termination or change in control” for additional information.

^Mr. Dunlap was appointed Interim CEO and President on October 8, 2019. Due to the temporary nature of his appointment, a target compensation level was not established by the committee. See “Compensation Discussion and Analysis — Analysis of 2019 Compensation — Compensation for Interim CEO” for additional information.

Looking ahead in 2020

In 2019, shareholders approved the compensation of our NEOs with approximately 91% of votes cast in favor of our “say-on-pay” proposal. Our Compensation Committee considered the results of this vote, shareholder feedback received in previous years, the changes made to executive compensation programs for 2019 and market data in its annual review of executive compensation plans. Based on this evaluation, the Compensation Committee determined to make modest changes to the company’s executive compensation plans for 2020, including simplifying the annual incentive plan with a focus on safety, profitability and cash flow generation, as well as making certain changes to the performance shares utilized as part of the company’s long-term incentive program. For 2020, the metric used to determine whether (and how many) performance shares are earned will be relative total shareholder return measured over a three-year performance cycle. See “Compensation discussion and analysis — Executive summary — 2019 say-on-pay vote and 2020 executive compensation changes” for additional information.

Seeking approval for a new equity compensation plan

At the 2020 annual meeting of shareholders, we will seek shareholders’ approval for a new equity plan, the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan (the “2020 Plan”). The 2020 Plan, which will replace the previously approved equity plan, authorizes the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights, restricted shares, restricted share units, performance shares, performance units, dividend equivalents, and certain other awards for the primary purpose of providing our employees, officers and directors incentives and rewards for service and/or performance. We believe our future success depends in part on our ability to attract, motivate and retain high-quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2020 Plan is critical to achieving this success. The use of common shares as part of our compensation program also is important because equity-based awards are an essential component of our compensation program for key employees, as they help link compensation with long-term shareholder value creation and reward participants based on service and/or performance. See “Proposal 4 — Approval of the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan” for additional information.

Proposal 1

Election of directors

The company has 10 members on its Board of Directors. Our Board is divided into three classes for purposes of election, with three-year terms of office ending in successive years.

The Board of Directors has nominated the following individuals for election as directors at the 2020 annual meeting of shareholders, to serve for a term of three years expiring at the 2023 annual meeting of shareholders (or until their respective successors are elected and qualified): Randall H. Edwards, Leila L. Vespoli and Randall A. Wotring. Each of the nominees currently serves as a director and has agreed to continue his or her service if elected. Biographical information on each of the nominees and a description of his or her qualifications to serve as a director, as well as similar information about the other directors, is provided in the pages that follow.

If any of the nominees is unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than three nominees.

Directors are elected by a plurality of the votes cast. The three nominees receiving the greatest number of votes will be elected.

Pursuant to the majority voting policy of the Board of Directors, any director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Nominating and Corporate Governance Committee and the Board of Directors will then consider the tendered resignation in light of any factors they consider appropriate, including the director’s qualifications and contributions to the Board of Directors, as well as any reasons given by shareholders regarding why they withheld votes from the director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to promptly disclose its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

Holders of TimkenSteel common shares are entitled to cast one vote for each share held on the record date for up to three nominees for director. A shareholder may not cumulate his or her shares in voting for director nominees. For example, a shareholder who owns 100 TimkenSteel common shares may vote 100 shares for each of the three nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, or vote for more than three nominees.

Shares represented by proxy will be voted FOR these nominees unless specified otherwise in the voting instructions.

Your Board of Directors recommends a vote for these nominees.

Our knowledgeable Board of Directors

Members of the TimkenSteel Board of Directors have diverse skills, qualifications and experiences that enable them to effectively oversee the management of the company’s business and affairs. These directors represent the interests of TimkenSteel’s stakeholders and help to drive strategic decisions for the company’s long-term success.

	CEO or chairperson experience	Finance/ accounting/ capital markets	Human resources/ executive compensation/ labor	Relevant industry/end market experience	Public company board and corporate governance	Corporate development/ mergers and acquisitions	International operations	Manufacturing and technology	Environmental and safety

Joseph A. Carrabba	●		●	●	●	●	●	●	●

Diane C. Creel	●	●	●	●	●	●	●	●	●

Terry L. Dunlap	●	●	●	●	●	●	●	●	●

Randall H. Edwards	●		●	●		●	●	●

Donald T. Misheff	●	●		●	●	●	●	●

John P. Reilly	●	●	●	●	●	●	●	●	●

Ronald A. Rice		●	●	●	●	●	●	●	●

Marvin A. Riley	●	●	●	●	●	●	●	●	●

Leila L. Vespoli		●	●	●	●	●		●	●

Randall A. Wotring		●	●	●	●	●	●	●	●

Biographical information for each of the nominees for election and the other continuing directors with unexpired terms of office is provided on the following pages. All information is as of March 2, 2020, unless otherwise indicated.

Nominees for election to serve a three-year term expiring at the 2023 annual meeting of shareholders

Randall H. Edwards

Age: 61

Term: Expires in 2020; director since 2015

Committee: Audit

Other public company boards: None

Business experience: Mr. Edwards has been President and Chief Executive Officer of Premier Pipe, LLC (a leader in the supply and management of engineered premium oil country tubular goods) since 2015. Previously, he served as President and Chief Operating Officer of Premier Pipe from 2014 to 2015. From 1999 to 2014, Mr. Edwards held various positions with NOV Grant Prideco (a leading supplier of oil field drill stem components), including President of NOV Grant Prideco from 2008 to 2014. He began his career at Wilson Supply, where he managed Wilson’s oil country tubular goods and its drill pipe product line.

Leila L. Vespoli

Age: 60

Term: Expires in 2020; director since 2019

Committee: Audit

Other public company boards: None

Business experience: Ms. Vespoli retired from her position as Executive Vice President of Corporate Strategy, Regulatory Affairs and Chief Legal Officer of FirstEnergy Corp. (an electric utility headquartered in Akron, Ohio, whose subsidiaries are involved in the transmission, distribution and generation of electricity) in April 2019, a position which she had held since May 2016. Prior to that, she served as Executive Vice President, Markets and Chief Legal Officer from January 2014 through May 2016. She began her career with Ohio Edison, a predecessor company of FirstEnergy, in 1984 and served since 2000 in numerous executive leadership roles at FirstEnergy with a broad range of responsibilities in a highly complex and regulated industry.

Randall A. Wotring

Age: 63

Term: Expires in 2020; director since 2014

Committees: Compensation; Nominating and Corporate Governance

Other public company boards: None

Business experience: Mr. Wotring is Chief Operating Officer of AECOM Technology Corporation (a premier, fully integrated infrastructure and support services firm and the largest engineering design firm in the world), a position he has held since July 2017. He previously served as President, Technical and Operational Services of AECOM from July 2016 until July 2017; as President, Management Services of AECOM from October 2014 until July 2016; and as Corporate Vice President and President of the Federal Services division of URS Corporation from 2004 until October 2014 when URS was acquired by AECOM.

Continuing directors

Joseph A. Carrabba

Age: 67

Term: Expires in 2021; director since 2014

Committees: Compensation; Nominating and Corporate Governance

Other public company boards: Mr. Carrabba has been a director of Aecon Group Inc. since 2013 and Niocorp Developments Ltd. since 2014. Mr. Carrabba formerly was a director of Cliffs Natural Resources; KeyBank Corporation, Lithium X Energy Corp, Fura Gems Inc. and Newmont Mining Corporation.

Business experience: Mr. Carrabba is President and Chief Executive Officer of Bond Resources Inc. (a Canada-based mineral exploration company), a position he has held since November 2019. He also is Executive Chairman of Winston Gold Corp. (a mining company focused on advancing high grade, low-cost mining opportunities), a position he has held since July 2019. Previously, Mr. Carrabba served as President and Chief Executive Officer of Ram River Coal Corporation (a Canadian company holding a 100% interest in property that contains two well-defined metallurgical coal deposits in Alberta, Canada) from 2017 until September 2018, and as Chief Executive Officer and President of Irati Energy Corporation (an oil and gas exploration company focused on southern Brazil oil shale development projects) from 2016 until April 2018. Mr. Carrabba also previously served as Chairman, Chief Executive Officer and President of Cliffs Natural Resources Inc. (an international mining and natural resources company) from 2005 until his retirement in 2013. Prior to joining Cliffs Natural Resources in 2005, Mr. Carrabba served for more than 20 years in a variety of leadership capacities at Rio Tinto, a global mining company, at locations worldwide, including the United States, Asia, Australia, Canada and Europe.

Diane C. Creel

Age: 71

Term: Expires in 2022; director since 2014

Committee: Compensation (Chairperson)

Other public company boards: Ms. Creel has been Chair of the Board of Allegheny Technologies Incorporated (ATI) since 2019, a director of ATI since 1996 and a director of EnPro Industries, Inc. since 2009. She was formerly a director of Goodrich Corporation, URS Corporation and The Timken Company.

Business experience: Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation Inc., a subsidiary of Ecolab Inc. (a waste stream technology company using patented technologies), until her retirement in 2008. Prior to Ecovation, Ms. Creel was Chairman, Chief Executive Officer and President of Earth Tech, Inc. from 1992 to 2003.

Terry L. Dunlap

Age: 60

Term: Expires in 2021; director since 2015

Committee: None

Other public company boards: Mr. Dunlap has been a director of Matthews International Corporation since 2015 and a director of Ampco-Pittsburgh Corporation since 2019.

Business experience: Mr. Dunlap is the Interim Chief Executive Officer and President of TimkenSteel Corporation, a position he has held since October 2019. Previously, Mr. Dunlap spent 31 years with Allegheny Technologies Incorporated (ATI) (a diversified specialty metals producer), where he held numerous positions in sales, marketing, manufacturing, supply chain, logistics and information technology. He served as Executive Vice President of ATI’s flat-rolled products group from 2011 until his retirement in December 2014. He also was President of ATI Allegheny Ludlum from 2002 to 2014 and served on the boards of two ATI joint venture companies.

Donald T. Misheff

Age: 63

Term: Expires in 2022; director since 2014

Committee: Audit (Chairperson)

Other public company boards: Mr. Misheff has been Non-Executive Chairman of the Board of FirstEnergy Corp. since 2018 and a director since 2012. He has been a director of Trinseo S.A. since 2015.

Business experience: Mr. Misheff was Managing Partner of the Northeast Ohio offices of Ernst & Young LLP (a public accounting firm), from 2003 until his retirement in 2011. He began his career at Ernst & Young in 1978 and has more than 30 years of experience in taxation and in performing, reviewing and overseeing financial statement audits for a wide range of public companies and advising those companies on financial and corporate governance issues.

John P. Reilly

Age: 76

Term: Expires in 2021; director since 2014

Committees: Audit; Nominating and Corporate Governance (Chairperson)

Other public company boards: Mr. Reilly was formerly a director of The Timken Company, Exide Technologies and Material Sciences Corporation.

Business experience: Mr. Reilly has been Chairman of the Board of Directors of TimkenSteel Corporation since October 2019. Prior to his appointment as Chairman, he served as the company’s lead independent director since 2014. Previously, Mr. Reilly served as Chairman, President and Chief Executive Officer of Figgie International (an international diversified operating company) from 1995 until 1998. He has more than 30 years of experience in the automotive industry, where he served as President and Chief Executive Officer of several automotive suppliers, including Stant Corporation and Tenneco Automotive. He also held leadership positions at Chrysler Corporation and Navistar International and served as President of Brunswick Corporation.

Ronald A. Rice

Age: 57

Term: Expires in 2022; director since 2015

Committees: Compensation; Nominating and Corporate Governance

Other public company boards: None

Business experience: Mr. Rice retired in 2018 from his position as President and Chief Operating Officer of RPM International Inc. (a manufacturer of specialty coatings, sealants and building materials and provider of related services for industrial and consumer markets globally), a position he had held since 2008. Previously, Mr. Rice held a variety of increasingly responsible positions with RPM from 1995 to 2008. He began his career with The Wyatt Company, an actuarial consulting firm, known today as Willis Towers Watson, in 1985.

Marvin A. Riley

Age: 45

Term: Expires in 2022; director since 2018

Committee: Audit

Other public company boards: None

Business experience: Mr. Riley is President and Chief Executive Officer of EnPro Industries (a leader in sealing products, metal polymer and filament-wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products used in critical applications in industries worldwide), a position he has held since July 2019. Prior to his current role, Mr. Riley was Chief Operating Officer of EnPro from July 2017 through June 2019. Previously, Mr. Riley served in various leadership positions at EnPro, including as President of its Fairbanks Morse division, focused on marine engines and power generation; Vice President of its manufacturing function; Vice President of Americas; and head of global operations for its GGB Bearing Technology division. Prior to joining EnPro, Mr. Riley served in leadership roles at General Motors Corporation, working within the vehicle manufacturing group.

Board of directors information

Meetings and committees

The standing committees of the Board of Directors consist of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During the 2019 fiscal year, there were ten meetings of the Board of Directors, seven meetings of the Audit Committee, four meetings of the Compensation Committee and four meetings of the Nominating and Corporate Governance Committee. All directors attended 75% or more of the aggregate number of meetings of the Board and its committees on which they served. It is our policy that all members of the Board of Directors should attend the annual meeting of shareholders, and all directors attended the 2019 annual meeting of shareholders. The independent directors met separately in executive session without management present at least quarterly in conjunction with regularly scheduled meetings of the Board in 2019, and intend to meet separately in executive sessions without management present at least quarterly in conjunction with regularly scheduled meetings of the Board of Directors in 2020 and thereafter.

Audit committee

The Audit Committee has oversight responsibility with respect to the company’s independent auditor and the integrity of its financial statements. The Audit Committee currently is composed of Donald T. Misheff (chairperson), Randall H. Edwards, John P. Reilly, Marvin A. Riley and Leila L. Vespoli. Philip R. Cox served on the Audit Committee until his retirement from the Board on August 31, 2019, and Terry L. Dunlap served on the Audit Committee until his appointment as Interim CEO and President on October 8, 2019. Our Board of Directors has determined that each current or former member of the Audit Committee named above is financially literate and, during the term of their service on the Audit Committee, independent as defined in the listing standards of the New York Stock Exchange (“NYSE”) and the rules of the Securities and Exchange Commission (“SEC”). Our Board of Directors also has determined that Donald T. Misheff qualifies as an audit committee financial expert. Previously, the Board had determined that Terry L. Dunlap also qualified as an audit committee financial expert. As noted previously, Mr. Dunlap became a non-independent director upon his appointment as Interim CEO and President and, accordingly, stepped down from the Audit Committee.

The Board of Directors has adopted a written Audit Committee charter, which is reviewed and reassessed annually. A current copy of the Audit Committee charter is available on the company’s website at www.timkensteel.com.

Audit committee report

The Audit Committee has reviewed and discussed with management and the company’s independent auditor the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The Audit Committee also has discussed with our independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received and reviewed the written disclosure and the letter from our independent auditor required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with our independent auditor such independent auditor’s independence, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC.

Donald T. Misheff (Chairperson)

Randall H. Edwards

John P. Reilly

Marvin A. Riley

Leila L. Vespoli

Compensation committee

The Compensation Committee establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Members of the Compensation Committee are Diane C. Creel (chairperson), Joseph A. Carrabba, Ronald A. Rice and Randall A. Wotring. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange, and that no member of the Compensation Committee has any relationship to the company that is material to his or her ability to be independent from management in connection with the duties of a member of the Compensation Committee. Each member of the committee is also a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Compensation Committee charter is available on the company’s website at www.timkensteel.com.

With the guidance and approval of the Compensation Committee, the company has developed compensation programs for its executive officers, including the Interim CEO and the other executive officers named in the summary compensation table, that are intended to align the interests of our executives and shareholders; reward executives for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent.

The agenda for meetings of the Compensation Committee is determined by its chairperson with the assistance of the Executive Vice President, Human Resources and Corporate Relations and the Vice President, Total Rewards. The meetings are regularly attended by the Interim CEO and President (and previously by the former Chairman, CEO and President), the Executive Vice President and Chief Financial Officer, the Executive Vice President and General Counsel, the Executive Vice President, Human Resources and Corporate Relations and the Vice President, Total Rewards. The Compensation Committee meets in executive session at each of its meetings, and the chairperson reports the committee’s actions regarding compensation of executive officers to the full Board of Directors. Our human resources department supports the Compensation Committee in its duties and the committee may delegate to the human resources department and to our General Counsel certain administrative duties in connection with the company’s compensation programs.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director and executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The committee has selected Meridian Compensation Partners, LLC, to serve as its independent compensation consultant. The Compensation Committee has engaged Meridian to analyze our executive compensation structure and plan designs, to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders and, from time to time, to review the total compensation of directors. Meridian also provides market data directly to the Compensation Committee, which the committee references when determining compensation for executive officers. Additional information regarding the committee’s engagement of Meridian, including a discussion of the committee’s assessment of the independence of Meridian, is available in the “Compensation discussion and analysis” (“CD&A”) section of this proxy statement under the caption “Determining compensation for 2019 — Role of the compensation consultant.”

The Compensation Committee also plays an active role in our executive officer succession planning process by meeting regularly with senior management to ensure an effective succession process is in place and to discuss potential successors for executive officers.

Compensation committee interlocks and insider participation

No member of the Compensation Committee is, or was during 2019, an officer or employee of the company or was formerly an officer or employee of the company. Further, during 2019, no member of the Compensation Committee had a relationship that is required to be disclosed under SEC rules regarding related-party transactions. Finally, no executive officer of the company serves or served on the compensation committee or board of directors of any company where any member of the Compensation Committee or the TimkenSteel Corporation Board of Directors is, or was during 2019, an executive officer.

Compensation committee report

The Compensation Committee has reviewed and discussed with our management the CD&A for the year ended December 31, 2019. Following and based on that review and discussion, the Compensation Committee recommended to our Board of Directors, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and its inclusion in this proxy statement for filing with the SEC.

Diane C. Creel (Chairperson)

Joseph A. Carrabba

Ronald A. Rice

Randall A. Wotring

Nominating and corporate governance committee

The Nominating and Corporate Governance Committee is responsible for, among other things, evaluating new director candidates and incumbent directors and recommending directors to serve as members of our Board’s standing committees. Members of the Nominating and Corporate Governance Committee are John P. Reilly (chairperson), Joseph A. Carrabba, Ronald A. Rice and Randall A. Wotring. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the New York Stock Exchange.

Director candidates recommended by our shareholders will be considered in accordance with the criteria outlined below. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

A shareholder who wishes to nominate a person for election as a director must provide written notice to the company’s secretary in accordance with the procedures specified in Article I, Sections 13 and 14 of our Code of Regulations. In general, to be timely, the written notice must be received by our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the company held the preceding year’s annual meeting of shareholders. If the date of the annual meeting of shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the preceding year’s annual meeting of shareholders, then a shareholder’s notice must be delivered to our secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the annual meeting of shareholders is first made. The notice must provide certain information required by the Code of Regulations, including but not limited to (a) biographical and share ownership information of the shareholder (and certain affiliates), (b) descriptions of any material interests of the shareholder (and certain affiliates) in the nomination and any arrangements between the shareholder (and certain affiliates) and another person or entity with respect to the nomination, (c) biographical and employment information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was proposed as a nominee.

The Nominating and Corporate Governance Committee has utilized and expects to utilize a variety of sources to identify possible director candidates, including professional associations and Board member recommendations. In recommending candidates, the Nominating and Corporate Governance Committee considers the qualifications of candidates such as business experience and other attributes and skills, including high standards of integrity and ethical behavior, which qualify the candidate to serve as a director of the company in light of the company’s business and structure. The Nominating and Corporate Governance Committee also may consider such other elements as it deems appropriate, consistent with the factors in the company’s Corporate Governance Guidelines, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors regarding, director nominations submitted by our shareholders. The committee will consider all potential candidates in the same manner regardless of the source of recommendation.

The Nominating and Corporate Governance Committee will periodically review the appropriate size of the Board and plans for director succession. In the event vacancies are anticipated or arise, the committee will consider potential director candidates. As part of this process, the committee will assess the skills and attributes of our Board as a whole and of each individual director and evaluate whether prospective candidates possess complementary and supplementary skills and attributes that would strengthen our Board.

The Nominating and Corporate Governance Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Nominating and Corporate Governance Committee charter is available on the company’s website at www.timkensteel.com.

Director compensation

The compensation program under which non-employee directors were compensated for their services as directors during 2019 is summarized below. As noted previously, this program is reviewed periodically by the Compensation Committee and the Board to ensure that director compensation remains appropriate and competitive.

Cash compensation

Each non-employee director is paid an annual cash retainer for services as a director. For 2019, the annual cash retainer paid to each non-employee director was $80,000. An additional annual fee of $20,000 was paid to the lead director. Further, the following additional annual fees were paid to the chairperson of each standing committee of our Board of Directors:

Committee	Chairperson fee

Audit	$ 15,000

Compensation	$ 10,000

Nominating and Corporate Governance	$ 10,000

Any director also employed by the company is not paid any compensation for serving as a director.

With the resignation of Mr. Timken as Chairman, CEO and President on October 8, 2019, and the appointment of Mr. Reilly as non-executive Chairman of the Board, the annual fee payable to Mr. Reilly for his service as lead director was increased from $20,000 to $90,000 in recognition of the increased responsibilities associated with the role of Chairman. For 2019, the increase was prorated to reflect the period of time during which Mr. Reilly served as Chairman of the Board. At the same time, with the appointment of Mr. Dunlap as Interim CEO and President, the annual cash retainer payable to him as a non-employee director was discontinued effective October 9, 2019.

Stock compensation

Each non-employee director serving at the time of our annual meeting of shareholders will receive a grant of our common shares following the meeting. The common shares are granted as deferred shares that vest on the first anniversary of the grant date, provided the director continues to serve as a non-employee director on that date. For 2019, the approximate target value of the grant was $120,000. A non-employee director who is first elected to the Board after the date of the annual meeting will receive a grant of common shares at the time of his or her election to the Board.

The company requires that the common shares granted to a non-employee director be held for as long as the director remains on the TimkenSteel Board. In addition, the Compensation Committee of the Board of Directors has adopted stock ownership guidelines that require non-employee directors to own common shares with a value equal to five times the director’s annual cash retainer. The company considers all shares owned by the director, plus unvested deferred shares, in determining whether the director has met the ownership guidelines. As of March 2, 2020, each of the non-employee directors, with the exception of Mr. Riley who joined the Board in August 2018 and Ms. Vespoli who joined the Board in November 2019, had achieved at least 50% of his or her ownership requirement.

Compensation deferral

Any non-employee director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of the Amended and Restated TimkenSteel Corporation Director Deferred Compensation Plan. Pursuant to the plan, cash fees can be deferred and paid at a future date requested by the director. The amount will be adjusted based on investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of our common shares, with amounts paid in cash either in a lump sum or in installments. Stock compensation can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus an amount representing dividend equivalents, if any dividends are declared during the deferral period.

2019 Director compensation table

The following table provides details of non-employee director compensation in 2019:

Name(1)	Fees earned or paid in cash(2)	Stock awards(3) (4)	Total

Joseph A. Carrabba	$ 80,000	$ 115,120	$ 195,120

Phillip R. Cox	$ 60,000	$ 115,120	$ 175,120

Diane C. Creel	$ 90,000	$ 115,120	$ 205,120

Randall H. Edwards	$ 80,000	$ 115,120	$ 195,120

Donald T. Misheff	$ 95,000	$ 115,120	$ 210,120

John P. Reilly	$ 125,978	$ 115,120	$ 241,099

Ronald A. Rice	$ 80,000	$ 115,120	$ 195,120

Marvin A. Riley	$ 80,000	$ 115,120	$ 195,120

Leila L. Vespoli	$ 20,000	$ 110,415	$ 130,415

Randall A. Wotring	$ 80,000	$ 115,120	$ 195,120

(1)

Ward J. “Tim” Timken, Jr., Former Chairman, Chief Executive Officer and President, is not included in this table as he was an employee of the company and received no additional compensation for his services as a director. Compensation paid to Terry L. Dunlap for his service as a non-employee director prior to his appointment as Interim Chief Executive Officer and President on October 8, 2019 is included in the Summary compensation table of this proxy statement.

(2)

Mr. Cox retired from the Board of Directors effective August 31, 2019. Ms. Vespoli was appointed as a director effective November 13, 2019. The amounts shown for Mr. Cox and Ms. Vespoli reflect the annual cash retainer payable to non-employee directors, prorated to reflect the calendar quarters during which each of them, respectively, served as a director during 2019.

(3)

The amount shown for each director, other than Ms. Vespoli, is the grant date fair value of 11,735 deferred shares awarded on May 7, 2019, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. With respect to Ms. Vespoli, the amount shown is the grant date fair value of 18,810 deferred shares awarded on November 13, 2019, the date she was appointed as a director, as computed in accordance with FASB ASC Topic 718. These awards have a one-year vesting period.

(4)

As of December 31, 2019, each director other than Mr. Cox and Ms. Vespoli held 11,735 unvested deferred shares, which are scheduled to vest on May 7, 2020. In connection with Mr. Cox’s retirement on August 31, 2019, 8,801 of the 11,735 unvested deferred shares awarded to him on May 7, 2019, were canceled. The remaining 2,934 unvested deferred shares will vest on May 7, 2020. As of December 31, 2019, Ms. Vespoli held 18,810 unvested deferred shares, which are scheduled to vest on November 13, 2020. No director had any outstanding company stock options.

Corporate governance

Corporate governance guidelines

The Board of Directors has adopted the TimkenSteel Corporation Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. The TimkenSteel Corporation Corporate Governance Guidelines are reviewed annually by the Nominating and Corporate Governance Committee and are available on our website at www.timkensteel.com.

Code of Conduct

Each of our employees and directors is required to comply with the TimkenSteel Corporation Code of Conduct, a code of business conduct and ethics adopted by the company. Ethics and integrity, defined by the principles of honesty, fairness, respect and responsibility, are core values of the company. The TimkenSteel Corporation Code of Conduct sets forth policies covering a broad range of subjects, including antitrust and competition, corruption and bribery, conflicts of interest, inside information, accurate financial records, harassment, environmental health and safety and intellectual property, among other matters, and requires strict adherence to laws and regulations applicable to the company’s business. Any waiver of the Code of Conduct for executive officers or directors may be made only by the Board of Directors or its Nominating and Corporate Governance Committee and will be disclosed promptly in accordance with applicable law and rules of the New York Stock Exchange. The TimkenSteel Corporation Code of Conduct is reviewed periodically by the Nominating and Corporate Governance Committee and is available on our website at www.timkensteel.com.

Director independence

The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of directors. After consideration of all relevant facts and circumstances, including each individual’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships with the company, the Board has determined that the following directors meet those independence standards and that each of these individuals is independent and free of any material relationships with the company other than as established through his or her service as a director of the company: Joseph A. Carrabba, Phillip R. Cox (prior to his retirement effective August 31, 2019), Diane C. Creel, Terry L. Dunlap (prior to his appointment as Interim CEO and President on October 8, 2019), Randall H. Edwards, Donald T. Misheff, John P. Reilly, Ronald A. Rice, Marvin A. Riley, Leila L. Vespoli and Randall A. Wotring. When Mr. Dunlap was appointed to the role of Interim CEO and President in October 2019, he became a non-independent director and stepped down from the Audit Committee of the Board.

Board leadership structure

The Board of Directors believes it is important to retain flexibility to allocate the responsibilities of the offices of the chairman and chief executive officer in a manner that is in the best interests of the company’s shareholders. When Ward J. “Tim” Timken, Jr. stepped down as Chairman, Chief Executive Officer and President on October 8, 2019, the Board of Directors separated the positions of chairman and chief executive officer and appointed John P. Reilly as its non-executive chairman. As non-executive chairman, among other duties, Mr. Reilly presides over all meetings of the Board of Directors (including executive sessions of the independent directors), provides direction and input on agendas, schedules, and materials for Board meetings, acts as the Board of Directors’ liaison to senior management and is available for consultation and direct communications with major shareholders as appropriate.

At this time, the Board of Directors believes that the separation of the chairman and chief executive officer positions is in the best interests of shareholders because it allows Mr. Dunlap, the company’s Interim CEO and President, to focus his time and energy on driving the company’s business, strategy, and performance, while allowing Mr. Reilly to lead the Board of Directors in its fundamental role of providing advice, counsel and oversight to management regarding the company’s business, strategy and performance.

Risk oversight

The Board of Directors, in close coordination with its standing committees, oversees the company’s management of risk, including the company’s processes for identifying, reporting and mitigating risks. The Audit Committee reviews and discusses the guidelines, policies and processes by which the CEO and senior management of the company assess and manage risks and discusses the company’s major financial risk exposures and the steps management has taken to monitor and control these exposures. Where the Board of Directors, directly or through another committee of the Board, has processes in place to manage non-financial risks, the Audit Committee will review such risk management processes in a general manner. The Board believes that this approach, supported by our senior leadership structure, provides appropriate checks and balances against undue risk-taking.

Related-party transactions approval policy

As noted, our directors and employees, including our executive officers, are subject to the TimkenSteel Corporation Code of Conduct, which requires employees and directors to act in the best interests of the company and to avoid actual or potential conflicts of interest. To fulfill this duty, employees and directors must avoid situations in which their actions or loyalties are, or may appear to be, divided. While not every situation can be identified in a written policy, our Code of Conduct specifically prohibits the following situations:

•	holding a significant financial interest or directorship in any of our customers, competitors or suppliers;
•	entering into personal transactions with our customers or suppliers on terms other than those generally available to the public or our company’s employees;
•	investing in customers, suppliers or competitors that are not publicly traded;
•

making or receiving a loan or credit from any of the company’s customers, competitors or suppliers or from a director, officer or employee of a customer, competitor or supplier, other than in the ordinary course of our company’s business;

•	giving or receiving gifts, gratuities or entertainment except to the extent they are customary, of nominal value and not intended to influence a business decision;
•	taking personal advantage of corporate opportunities that the company might be interested in pursuing;
•	using the company’s assets for personal gain;
•	using the company’s property other than in connection with our business; and
•	conducting business with or supervising family members or friends.

Pursuant to the Code of Conduct, employees’ requests for waivers of the Code of Conduct, including but not limited to waivers of any potential or actual conflict of interest, must be submitted to and approved by the General Counsel. Any requested waivers of the Code of Conduct for directors or executive officers can be made only by the Board of Directors or the Nominating and Corporate Governance Committee of the Board. Any such waivers for directors or executive officers will be disclosed promptly in accordance with applicable law and the rules of the New York Stock Exchange. There were no requests for, or grants of, waivers of the Code of Conduct for any of our executive officers or directors in 2019.

The Nominating and Corporate Governance Committee also is responsible for reviewing and, if appropriate, approving or ratifying any related-party transaction required to be disclosed under Item 404(a) of Regulation S-K of the Securities Act of 1933. In this regard, during 2019, the company purchased approximately $3,641,922 in products from, and sold approximately $13,055,148 in products to, various companies affiliated with Ellwood Group, Inc. (“Ellwood”). As of March 2, 2020 and throughout 2019, Ellwood owned more than 5% of the company’s outstanding common shares and therefore constituted a “related party” for purposes of Item 404(a). The purchases and sales between the company and affiliates of Ellwood were made in the ordinary course of business and on an arms-length basis and have been approved by the Nominating and Corporate Governance Committee.

Anti-hedging policy

Our insider trading policies prohibit all employees (including our executive officers) and directors from engaging in any speculative transactions involving company stock or securities, including short sales; the purchase or sale of puts, calls or listed options; and other hedging transactions such as zero-cost collars and forward contracts. Additionally, certain employees (including our executive officers) and directors are prohibited from holding company securities in a margin account or pledging company securities as collateral for a loan.

Our commitment to corporate sustainability

At TimkenSteel, operating responsibly and sustainably is as important to us as making the world’s cleanest steel.

Guided by our core values of ethics and integrity, quality, innovation and independence, we focus on creating long-term shareholder value by employing sustainable practices throughout the company. TimkenSteel’s commitment to operating responsibly helps us create and maintain a safe and healthy workplace, look after our environmental resources and develop sustainable technologies and business practices that contribute to economic growth and prosperity.

Serving as the foundation of our sustainability program are business ethics and stakeholder engagement. We are committed to operating in accordance with the highest standards of ethics and integrity and maintaining robust compliance programs. In addition, we believe that communicating regularly and transparently with stakeholders and responding to feedback is key to our overall success.

Built on that foundation are the pillars of social and cultural leadership, environmental stewardship and economic impact, comprised of the following nine areas in which we are focusing our sustainability efforts:

•	safety and health

•	total wellbeing

•	community impact

•	resource conservation

•	sound environmental management

•	continuous improvement in environmental practices

•	shareholder value

•	corporate governance

•	risk management

Corporate sustainability committee

Our cross-functional corporate sustainability committee oversees TimkenSteel’s corporate responsibility objectives and regularly monitors our progress toward achieving them. Progress reports are provided to the company’s leadership team and the Board of Directors periodically.

TimkenSteel’s Corporate Sustainability Policy and more information on our corporate sustainability program can be found at www.timkensteel.com/corporatesustainability. Please note, however, that information contained on the website is not incorporated by reference in this proxy statement or considered to be a part of this document.

Beneficial ownership of common stock

The following table shows, as of March 2, 2020, the beneficial ownership of our common shares by each director, nominee for director and NEO, and by all directors, nominees for director and executive officers as a group.

Name	Number of shares of common stock beneficially owned(1)(2)	Percent of class(3)

Joseph A. Carrabba	39,079	*

Diane C. Creel	35,996	*

Randall H. Edwards	30,835	*

Donald T. Misheff	30,587	*

John P. Reilly	47,428	*

Ronald A. Rice	58,448	*

Marvin A. Riley	8,715	*

Randall A. Wotring	61,094	*

Leila L. Vespoli	—

Terry L. Dunlap	29,650	*

William P. Bryan	64,954	*

Frank A. DiPiero	98,260	*

Thomas D. Moline	75,264	*

Kristopher R. Westbrooks	17,385	*

Ward J. “Tim” Timken, Jr.(4)	3,667,736	8.0%

All directors, nominees for director and executive officers as a group(2)(5) (14 individuals)	597,695	1.3%

*	Percent of class is less than 1%.

(1)

Except as otherwise indicated below, for the purposes of this table beneficial ownership of our common shares is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares. None of the shares owned by directors, nominees or the named executive officers have been pledged as security.

(2)	The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding options(a)	Deferred common shares(b)

Joseph A. Carrabba	0	39,079

Diane C. Creel	0	0

Terry L. Dunlap	0	0

Randall H. Edwards	0	0

Donald T. Misheff	0	29,987

John P. Reilly	0	3,401

Ronald A. Rice	0	0

Marvin A. Riley	0	8,715

Randall A. Wotring	0	49,534

Leila L. Vespoli	0	0

William P. Bryan	39,160	0

Frank A. DiPiero	74,560	0

Thomas D. Moline	46,925	0

Kristopher R. Westbrooks	10,035	0

Ward J. “Tim” Timken, Jr.	992,660	0

(a)

Includes shares that the individual named in the table has the right to acquire on or before May 2, 2020, through the exercise of stock options pursuant to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan. Including those listed (but not including Mr. Timken), all directors, nominees for director, and executive officers as a group have the right to acquire 170,680 shares on or before May 2, 2020, through the exercise of stock options pursuant to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Acquired through deferrals of directors’ cash or equity compensation; these shares will not be issued until a later date under the TimkenSteel Corporation Director Deferred Compensation Plan.

(3)	Calculated using 44,938,082 shares as the number of common shares outstanding.

(4)

Includes 362,823 shares over which Mr. Timken exercises sole voting and investment authority, 2,312,253 shares with respect to which Mr. Timken shares voting and investment discretion, and 992,660 shares which Mr. Timken has the right to acquire as discussed above. Of the shares reported, Mr. Timken disclaims beneficial ownership of 2,269,149 shares, including 1,405 shares held by his spouse, 3,000 shares held by the Ward J. Timken Trust FBO Grandchildren, and 2,264,744 shares held by The Timken Foundation of Canton.

(5)

Shares beneficially owned by Mr. Timken are not included in the shares beneficially owned by all directors, nominees for director and executive officers as a group, as Mr. Timken’s service as an executive officer and director of the company ended on October 8, 2019.

The following table provides information known to us about each beneficial owner of more than 5% of our common shares as of March 2, 2020, unless otherwise indicated below.

Beneficial owner	Amount	Percent of class(6)
BlackRock Inc.(1) 55 East 52nd Street New York, NY 10022	6,622,417	14.7%
Timken family(2)	5,130,914	11.4%
Ellwood Group, Inc.(3) 1105 N. Market Street P.O. Box 8985, Suite 1300 Wilmington, DE 19810	4,285,026	9.5%
Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	3,644,170	8.1%
The Vanguard Group Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	2,786,480	6.2%

(1)

Pursuant to a Schedule 13G/A filed with the SEC on February 4, 2020, BlackRock Inc. reported it is the beneficial owner of, and has sole dispositive power over, 6,622,417 of our common shares, with respect to which it has sole voting power over 6,520,066 shares and shared voting power over no shares.

(2)

Members of the Timken family, including Ward J. “Tim” Timken, Jr., have in the aggregate sole or shared voting and dispositive power with respect to 5,130,914 of our common shares, which includes 992,660 shares that Ward J. “Tim” Timken, Jr. has the right to acquire on or before May 2, 2020. The Timken Foundation of Canton (the “Foundation”), 200 Market Avenue North, Suite 210, Canton, Ohio 44702, holds 2,264,744 of these shares, representing 5.0% of our outstanding common shares. Ward J. Timken, Joy A. Timken, Ward J. “Tim” Timken, Jr., William R. Timken, Jr. and Mark Scheffler are trustees of the Foundation and share the voting and investment power with respect to such shares. There are no voting agreements or other arrangements among the members of the Timken family or the Foundation and its trustees regarding the 5,130,914 common shares and, accordingly, the members of the Timken family are not a “group” for purposes of Rule 13d-3 under the Exchange Act with respect to such shares. Further, each member of the Timken family disclaims beneficial ownership of any of the company’s common shares as to which such member does not have sole or shared voting or investment power.

(3)

Pursuant to a Schedule 13D/A filed with the SEC on January 5, 2016, Ellwood Group, Inc. and its wholly-owned subsidiary, Ellwood Group Investment Corp., reported it is the beneficial owner of, and has sole voting and dispositive power with respect to, 4,285,026 of our common shares.

(4)

Pursuant to a Schedule 13G/A filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP reported it is the beneficial owner of, and has sole dispositive power over, 3,644,170 of our common shares, with respect to which it has sole voting power over 3,472,600 shares and shared voting power over no shares. Dimensional Fund Advisors LP disclaims beneficial ownership of the shares reported in the Schedule 13G as all such shares are owned by investment companies and other commingled funds, group trusts and separate accounts for which Dimensional Fund Advisors provides investment advice or serves as investment manager or sub-adviser.

(5)

Pursuant to a Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group Inc. reported it is the beneficial owner of 2,786,480 of our common shares, with respect to which it has sole voting power over 38,009 shares, shared voting power over 3,035 shares, sole dispositive power over 2,749,831 shares and shared dispositive power over 36,649 shares.

(6)	Calculated using 44,938,082 shares as the number of common shares outstanding.

Proposal 2

Ratification of appointment of

independent auditor

Appointment of independent auditor for 2020

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of the company’s financial statements and our internal control over financial reporting for the 2020 fiscal year. Ernst & Young has served as TimkenSteel’s independent auditor since 2012.

The selection of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification, but our Board of Directors believes obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the selection of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the shareholders ratify this appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the company’s best interest.

Representatives of Ernst & Young are expected to be present at the 2020 annual meeting of shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of Ernst & Young as the company’s independent auditor for the 2020 fiscal year requires the affirmative vote of a majority of the votes cast on the proposal.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

Your Board of Directors recommends a vote for the ratification of the selection of Ernst & Young LLP as the independent auditor for the 2020 fiscal year.

Services of independent auditor for 2019

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to the company for the fiscal years ended December 31, 2018 and 2019:

	2019	2018
Audit fees(a)	$1,273,585	$1,096,300
Audit-related fees(b)	233,479	—
Tax fees	—	—
All other fees	—	—
Total fees	$1,507,064	$1,096,300

(a)

Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting, and the statutory audit performed in the UK. For 2019, audit fees also include professional services provided in connection with changes in accounting and accounting and financial reporting associated with non-recurring transactions.

(b)

Audit-related fees consist of fees for transaction advisory services provided in connection with sell-side due diligence related to the company’s divestiture of its City Scrap & Salvage operations, and a working capital project performed during the third quarter of 2019.

Audit committee pre-approval policies and procedures

The Audit Committee annually approves the scope of services and fees payable for the year-end audit and statutory audits to be performed by the independent auditor for the next fiscal year. In addition, the Audit Committee has adopted a pre-approval policy pursuant to which the committee annually approves certain audit, audit-related and tax services which may be provided by the independent auditor, along with the associated fees for such services, during the upcoming fiscal year. Other than services pre-approved in connection with the annual engagement of the independent auditor or pursuant to the pre-approval policy, all services to be provided by the independent auditor must be pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. With certain specified limitations, the Audit Committee has delegated its pre-approval authority to its chairperson, who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policies and procedures.

Proposal 3

Approval, on an advisory basis,

of named executive officer

compensation

At the 2019 annual meeting of shareholders, the advisory vote to approve the compensation of the company’s named executive officers passed with approximately 91% of the votes cast in favor of the company’s “say-on-pay” proposal. Our Compensation Committee considered the results of this vote, shareholder feedback received in previous years, the changes made to executive compensation programs for 2019 and market data in its review of executive compensation plans for 2020. Based on this evaluation, the Compensation Committee determined to make modest changes to the company’s executive compensation plans for 2020, including simplifying the annual incentive plan metrics and, for the long-term incentive plan, implementing a relative total shareholder return calculation over a three-year performance cycle as the metric used to determine whether (and how many) performance shares are earned. Please see “Executive summary – 2019 say-on-pay vote and 2020 executive compensation changes” in the CD&A for additional information.

We believe the compensation programs for our named executive officers:

•	align the interests of our executives with those of our shareholders;

•	reward executives for sustained, strong business and financial results; and

•	enable us to attract, retain and motivate the best talent.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2020 annual meeting of shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.

We encourage you to carefully review the compensation discussion and analysis, the compensation tables, and related disclosures included in this proxy statement. The Board recommends that shareholders indicate their support for the compensation of the company’s named executive officers as described in this proxy statement by voting “FOR” approval of this proposal at the annual meeting.

As an advisory vote, this resolution is not binding. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders with respect to this proposal. The Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the company’s executive officers. If there are a significant number of negative votes, the Compensation Committee will seek to understand and consider the concerns that influenced such votes in making future decisions about executive compensation programs.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

Your Board of Directors recommends a vote for advisory approval of the compensation of our named executive officers.

Compensation discussion and analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation philosophy and practices, and the factors considered by the Compensation Committee in granting and delivering executive compensation for 2019.

This CD&A focuses on the following individuals, whom we have determined to be the named executive officers (“NEOs”) of TimkenSteel for 2019.

Named executive officer	Title

Ward J. “Tim” Timken, Jr.*	Former Chairman, CEO and President
Terry L. Dunlap	Interim CEO and President
Kristopher R. Westbrooks	Executive Vice President and Chief Financial Officer
Frank A. DiPiero	Executive Vice President, General Counsel and Secretary
William P. Bryan	Executive Vice President, Manufacturing and Supply Chain
Thomas D. Moline	Executive Vice President, Commercial Operations

*Mr. Timken’s employment with the company ended on October 8, 2019, at which time Mr. Dunlap was appointed as Interim CEO and President.

Executive summary

2019 developments

On October 8, 2019, Mr. Timken stepped down from his position as Chairman, CEO and President and as a member of the Board of Directors, on which date the Board of Directors appointed director Terry L. Dunlap as Interim CEO and President. Due to the temporary nature of his appointment, Mr. Dunlap did not receive an annual incentive or long-term incentive target pursuant to the company’s incentive compensation programs described more fully below, but instead the Compensation Committee approved a cash payment of $115,000 per month and a special award of time-vested RSUs at the time of his appointment. Please see “Analysis of 2019 compensation – Compensation for Interim CEO” and “Analysis of 2019 compensation – Long-term incentives awarded to Interim CEO” in this CD&A for additional information.

Our 2019 business performance

During 2019, the company implemented an aggressive profitability improvement plan which included new leadership, organizational restructuring, debt repayment, refinancing of our revolving credit facility and the sale and/or closure of non-core assets. Although these efforts resulted in savings of approximately $40 million for 2019, they did not offset declines in volume and, therefore, net sales and profitability fell short of expectations.

Operating cash flow for the year was $70 million. The company improved working capital and generated positive free cash flow(3) of $32 million for the year.

Our pay-for-performance compensation plans operated as intended. Performance on all metrics was below threshold, resulting in no variable compensation plans paying out.

2019 Net sales $1.21B Net loss $(110.0M) (2) Adjusted EBITDA(3) $32.4M	as compared with	2018 (1) Net sales $1.61B Net loss $(9.9M) (2) Adjusted EBITDA(3) $127.0M

(1)

Financials have been restated for 2018 due to the retrospective adoption of a change in accounting principles. During the fourth quarter of 2019, the company elected to change its method of accounting for inventories from the last-in, first-out (“LIFO”) to the first-in, first-out (“FIFO”) method.

(2)	Net loss includes a loss of $43.5M in 2018 and $40.6M in 2019 from the remeasurement of benefit plans.
(3)	Free cash flow and Adjusted EBITDA are non-GAAP financial measures. Please see appendix for a reconciliation of these financial measures to the most comparable GAAP financial measures.

Pay for performance

At TimkenSteel, we believe in rewarding employees, including our NEOs, for helping us achieve our corporate goals, deliver exceptional performance and build shareholder value. In this spirit, we designed our executive compensation program to:

Objectives:

✓ Align the interests of our executives and shareholders
✓ Reward executives for strong business and financial results
✓ Attract, retain and motivate the best talent

The compensation of our NEOs during 2019 reflects our financial results and demonstrates that our compensation plans pay for performance as intended.

•

The metrics established for our annual performance award plan (“APA plan”) for 2019 were based on (i) percentage of earnings before interest and taxes to beginning invested capital (“EBIT/BIC”), (ii) cash flow and (iii) sales of the company’s most profitable products or, as we call them, “key process path sales.”

•	There were no payouts awarded to our executives under the APA plan for 2019, as performance was below threshold on all metrics, driven primarily by weak end markets.

•	Since 2015, our executives have received, in the aggregate, annual incentive payments equal to 23% of target, reflecting the company’s performance during that challenging business cycle.

•

Cumulative base sales and average return on invested capital achieved over the 2018-2019 performance period were below threshold requirements for the 2018-2019 performance share cycle. As a result, the 2018-2019 performance share grants did not vest.

•	Since 2015, all performance shares granted to our NEOs have been forfeited, as the threshold performance requirements have not been met.

•	As a result, our NEOs’ aggregate realizable compensation for 2019, as in prior years, was significantly lower than established target compensation.

2019 say-on-pay vote and 2020 executive compensation changes

In 2019, shareholders approved the compensation of our NEOs with approximately 91% of votes cast in favor of our “say-on-pay” proposal. Our Compensation Committee considered the results of this vote, shareholder feedback received in previous years, the changes made to executive compensation programs for 2019 and market data during its annual review of executive compensation plans. Based on this evaluation, the Compensation Committee determined to make modest changes to the company’s executive compensation plans for 2020, including:

•

Simplifying the annual incentive plan by utilizing two commonly understood key performance metrics, earnings before interest, tax, depreciation and amortization (“EBITDA”) and operating cash flow with a performance modifier if certain safety objectives are achieved.

•	Implementing a relative total shareholder return calculation over a three-year performance cycle as the metric used to determine whether (and how many) performance shares are earned.

With respect to the annual incentive plan, the safety modifier supports our focus on safety as the company’s top priority and will be measured by our performance on OSHA recordables and lost-time incidents.

With respect to the long-term incentive plan, beginning in 2020 the metric used to determine whether (and how many) performance shares are earned will be based on total shareholder return over a three-year period as compared to an identified peer group of steel companies. The committee believes this change to the performance share metric, more precisely focused on share price appreciation, will further align the interests of management with the interests of the company’s shareholders.

Executive compensation highlights

What we do	What we don’t do

✓ Pay for performance	x Provide tax gross-ups

✓ Establish target pay based on market norms	x Re-price stock options

✓ Deliver total direct compensation primarily through variable pay	x Pay current dividends on performance-based restricted stock units

✓ Set challenging short- and long-term incentive award goals	x Provide excessive perquisites

✓ Provide strong oversight that ensures adherence to incentive grant regulations and limits	x Reward executives without a link to performance or creation of shareholder value

✓ Maintain robust stock ownership requirements

✓ Include double-trigger vesting in the event of a change in control

✓ Adhere to an incentive compensation recoupment “clawback” policy

✓ Maintain anti-hedging and anti-pledging policies with respect to company stock

✓ Offer market-competitive benefits

✓ Consult with an independent advisor on pay

Our compensation philosophy

At TimkenSteel, our executive compensation program is designed to align our executives’ interests with those of our shareholders, to reward leaders for strong business results, and to attract, retain and motivate the best talent in the industry.

Our executive compensation philosophy embodies the following principles:

✓	Recognizes people are our strongest asset

✓	Rewards results linked to short- and long-term performance (pay-for-performance)

✓	Positions pay affordably and competitively in the marketplace

✓	Drives a focus on increasing shareholder value

Rewarding performance

TimkenSteel’s success depends largely on the contributions by motivated, focused and energized people working together to achieve our strategic objectives. This understanding shapes our approach to providing a competitive total rewards package to our CEO and the other NEOs.

As noted above, pay-for-performance is one of the four principles of our executive compensation philosophy. To ensure we are adhering to this principle, we regularly evaluate our incentive compensation plans to ensure that the opportunities and metrics drive desired business results, including for 2019:

•  EBIT/BIC;

•  Cash flow;

•  Key process path sales;

•  Average return on invested capital; and

•  Base sales.

The Compensation Committee uses a comprehensive process to assess company performance. We believe the metrics used in our incentive compensation plans focus management on the appropriate objectives for creating both short- and long-term shareholder value.

Performance-based pay comprised 83% of the target total direct compensation for Mr. Timken and between 58% and 70% of the target total direct compensation for the other NEOs (other than Mr. Dunlap). Although Mr. Dunlap’s pay mix is less performance-based than that of the former CEO, the Compensation Committee believes that this compensation structure is appropriate for Mr. Dunlap’s position as Interim CEO and President.

The company’s approach to rewarding performance

Annual incentive

•   Reward achievement of short-term
corporate and individual performance
goals

Restricted stock units and stock options

•   Reward long-term value creation

•   Reinforce ownership in the company

•   Support retention of executives

Performance shares

•   Reward achievement of long-term financial results that drive value creation

•   Link compensation to building long-term shareholder value

•   Reinforce ownership in the company

•   Support executive retention

Determining compensation for 2019

Role of the Compensation Committee: Deciding on compensation

The Compensation Committee determines the appropriate level of compensation for all executive officers, including the CEO and other NEOs. The committee reviews all compensation components and determines whether each individual’s total compensation is reasonable and consistent with the company’s compensation philosophy. In making this determination, the committee may consider:	The Compensation Committee considers whether the company’s compensation programs encourage unnecessary or excessive risk-taking and has determined that they do not.

•	With respect to all NEOs other than the CEO, the CEO’s recommendations;
•	Market data provided by the committee’s external compensation consultant; and
•	Additional factors such as the executive’s operating responsibilities, experience level, retention risk, tenure and performance in the position.

In light of these considerations, the Compensation Committee may make adjustments to a particular element of an executive’s compensation. The committee then approves, with any modifications it deems appropriate, base salary ranges, target annual performance award opportunities and long-term incentive opportunities and grants for the company’s NEOs. With respect to the CEO, the committee determines the compensation package for the CEO and then presents its recommendation to the independent members of the Board of Directors for approval during executive session.

The amount of past compensation realized or potentially realizable does not directly impact the level at which current and long-term pay opportunities are set, although the Compensation Committee does consider this information in its deliberations.

Role of the CEO and management: Providing compensation recommendations

The CEO, working with human resources leadership and the compensation consultant, prepares compensation recommendations for the NEOs (other than the CEO) and presents them to the Compensation Committee. These recommendations are based on:

•	The CEO’s personal review of the other NEOs’ performance, job responsibilities and importance to the company’s overall business strategy; and
•	The company’s compensation philosophy.

In preparing compensation recommendations for the NEOs, the CEO and human resources leadership together consider market data for the key elements of NEO compensation and evaluate the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. The CEO, human resources leadership and compensation consultant also evaluate total direct compensation (base salary, annual incentives and long-term incentive grants) in relation to total compensation of comparable positions derived from general market data as well as internal equity considerations.

Although these recommendations are given significant weight, the committee retains full discretion when determining compensation.

Role of the compensation consultant: Advising the Compensation Committee

The Compensation Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). The committee engages the services of a compensation consultant to add rigor in the review process and to provide insight into market trends. The consultant analyzes the company’s executive compensation structure and plan designs and assesses whether the compensation program is competitive and supports the goal of aligning the interests of NEOs with those of shareholders. The consultant also provides market data directly to the Compensation Committee for its use in determining compensation for NEOs and assessing board compensation.

The committee retained Meridian Compensation Partners, LLC as its compensation consultant.

In 2019 Meridian’s primary areas of assistance were:

•	Gathering information related to current trends and practices in board of directors and executive compensation;

•	Reviewing information developed by management for the Compensation Committee and providing its input to the committee;

•	Attending and participating in meetings with the Compensation Committee, as well as briefings with the committee chairperson and management between regularly scheduled meetings;

•	Advising the committee with respect to compensation matters related to the separation from employment of Mr. Timken and the appointment of Mr. Dunlap as the company’s Interim CEO and President;

•	Assisting the CEO and human resources leadership in determining compensation recommendations for the NEOs (other than the CEO); and

•	Reviewing with management and the Compensation Committee materials to be used in the company’s proxy statement.

While the consultant reports directly to the Compensation Committee, the committee has authorized the consultant to interact with company management, as needed, on the committee’s behalf. The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the committee annually reviews its relationship with its consultant – including services provided, quality of services and associated fees – to ensure executive compensation consulting independence.

Elements of our executive compensation program

TimkenSteel’s executive compensation program is designed to align the interests of our executives with those of our shareholders and to encourage the personal and collective growth of our executives to foster improved company performance. The company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet its executive compensation program objectives. The company’s incentive compensation programs for executives are designed to link compensation with the full spectrum of the company’s short- and long-term business goals. Our executive compensation program for 2019 consisted of the following elements:

Compensation element	Link to program objectives

Base salary	Provides a stable source of income and is a standard element in executive compensation packages.
Annual incentive

Encourages executives to focus on specific corporate performance goals. Target incentive opportunity is set as a percentage of base salary and awards are earned after threshold performance levels are met. Metrics for 2019 include:

•   EBIT/BIC

•   Cash flow

•   Key process path sales of our most profitable products

Nonqualified stock options

Helps ensure executive pay is directly linked to value created for shareholders. Four-year vesting promotes retention, and NEOs holding nonqualified stock options will receive greater value if the stock price rises.

Performance shares

Links executive compensation to building long-term shareholder value, balances short-term operating focus, and aligns executive management’s long-term financial interests with those of our shareholders, as value is linked to the stock price. For shares awarded in 2019, performance is scored and the number of shares earned is determined at the end of a two-year performance period based on attainment of specific goals:

•   Base sales

•   Return on invested capital

Shares vest following an additional one-year holding period; the final value of the award is determined by the share price on the last day of the holding period.

Restricted stock units	Rewards long-term shareholder value creation. Three-year cliff vesting promotes retention and enhances executive stock ownership.

Retirement and savings

Helps attract and retain executive talent. NEOs receive retirement benefits through several plans:

•   Qualified and nonqualified defined contribution plans;

•   Qualified and nonqualified defined benefit plans; and

•   Deferred compensation plan.

Other benefits

Helps attract and retain executive talent. NEOs are eligible to participate in the benefit plans available to salaried employees including medical and dental benefits and life, accidental death and disability insurance. Perquisites are limited in amount and are not grossed up for taxes, and the Compensation Committee limits eligibility and use.

Severance and change in control agreements

Helps ensure NEOs remain focused on creating sustainable performance. Agreements protect the company and the NEOs from risks by providing:

•   Economic stability;

•   Death or disability payments; and

•   Payments and benefits in the event of a change in control.

Analysis of 2019 compensation

The following factors guided compensation decisions for 2019:

•	Executive compensation program objectives and philosophy;

•	Expected and actual financial performance;

•	Recommendations of the former Chairman, CEO and President for the other NEOs;

•	Assessment of risk associated with our compensation plans, including avoiding unnecessary or excessive risk-taking;

•	Advice of an independent compensation consultant; and

•	Market pay practices as reflected by a newly adopted compensation peer group as well as external executive compensation data, studies and trends.

Introduction of a compensation peer group

In 2018, the Compensation Committee approved the adoption of a compensation peer group to serve as the primary benchmark in setting target compensation for the CEO and CFO beginning in 2019. The peer group consists of 18 steel and related-industry companies that are generally within an appropriate revenue and market capitalization range.

2019 Peer group companies

Allegheny Technologies Incorporated	L.B. Foster Corporation
Actuant Corporation	Materion Corporation
Barnes Group	NN, Incorporated
Carpenter Technology Corporation	Olympic Steel, Incorporated
Century Aluminum Corporation	Ryerson Holding Corporation
Columbus McKinnon Corporation	Schnitzer Steel Industries, Incorporated
Harsco Corporation	SunCoke Energy, Incorporated
Haynes International Inc.	TriMas Corporation
Kaiser Aluminum Corporation	Worthington Industries, Incorporated

Guidelines for CEO and CFO base salaries, annual incentives and long-term incentive grants are initially based on the 50th percentile of peer group data for those roles.

With respect to the other NEOs, external general industry surveys of compensation practices for positions with similar levels of responsibilities remains the primary benchmark for setting target compensation, with guidelines for salaries, annual incentives, long-term incentives and target total direct compensation for these NEOs initially based on the 50th percentile of general industry data.

The company may provide target compensation above or below the 50th percentile for a particular position, based on factors such as the executive’s operating responsibilities, experience level, retention risk, tenure and performance in the position.

The company establishes compensation levels in this way for two reasons:

•	First, this approach sets fair and reasonable pay levels needed to attract and retain qualified executives; and
•	Second, it requires excellent individual performance and company performance for pay that is higher than that indicated in the peer group or general industry data, as applicable, for comparable roles.

Compensation for former CEO

In setting Mr. Timken’s target pay for 2019, the Compensation Committee reviewed compensation information for the CEO positions within our peer group. As a result of this review, the committee concluded that target pay for Mr. Timken should be reduced to better align with the market data. As such, the committee reduced Mr. Timken’s long-term incentive opportunity, resulting in a 10% decrease in total target direct compensation. The Compensation Committee believed the reduced target compensation was better aligned with market practices while still acknowledging Mr. Timken’s unique experience and qualifications.

In support of our pay-for-performance philosophy, a substantial majority of the target total direct compensation for Mr. Timken was performance-based in 2019.

2019 CEO target pay mix

Compensation for Interim CEO

Upon the appointment of Mr. Dunlap as Interim CEO and President in October 2019, the Compensation Committee approved a new compensation package for Mr. Dunlap for his service in this temporary position. In determining the appropriate compensation package for Mr. Dunlap, the Compensation Committee considered peer group data, the former CEO’s compensation package, and information provided by Meridian regarding interim CEO compensation practices, including form and amount of compensation relative to both market and outgoing CEO compensation levels. Under this compensation package (which we expect to remain materially unchanged for the duration of Mr. Dunlap’s service in the temporary position as our Interim CEO and President), Mr. Dunlap receives a cash payment of $115,000 per month, guaranteed for a minimum period of one year from the date of his appointment unless Mr. Dunlap is terminated for cause. At the time of his appointment, Mr. Dunlap also received a special award of restricted stock units, which will generally vest on the first anniversary of the grant date. Mr. Dunlap is not eligible for annual incentive payments. While Mr. Dunlap’s pay mix is less performance-based than that of the former (or any permanent) CEO, the committee believes that this compensation structure is appropriate for Mr. Dunlap’s service in the temporary position as Interim CEO and President. Further, the award of RSUs as part of Mr. Dunlap’s compensation structure closely aligns his interests with those of our shareholders and incentivizes shareholder value creation.

Mr. Dunlap’s service as Interim CEO and President is currently expected to be temporary in nature, and the compensation package provided to Mr. Dunlap, including the amount of base salary, the form of long-term incentives, and the performance-based mix, was not intended to be and is not indicative of the ongoing compensation structure that the committee would expect to provide to a permanent CEO in the future. For a permanent CEO, the committee currently expects to revert to a compensation structure that is competitive with the market and best practices and, like the compensation program for our previous CEO, weighted significantly toward performance-based compensation.

Please see “Analysis of 2019 compensation – Long-term incentives awarded to Interim CEO” in this CD&A for additional information.

Base salary

Base salaries for the remaining NEOs are intended to be competitive and reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee initially determines base salary ranges for the CEO and CFO using the compensation peer group, and external surveys of salary practices for positions with similar levels of responsibility for the remaining NEOs. The committee also reviews the NEOs’ base salaries annually in light of each officer’s performance, experience, leadership, current salary and position in the salary range.

Base salaries for all NEOs (with the exception of Mr. Dunlap who joined the company in October 2019) were increased at the market rate for executives in 2019.

2019 Base salary decisions

	Base salary (annualized)
	2018 Salary	2019 Salary	Percent change
Ward J. “Tim” Timken, Jr.*	$891,156	$917,891	3%
Terry L. Dunlap	-	$1,380,000	-
Kristopher R. Westbrooks	$391,850	$403,798	3%
Frank A. DiPiero	$382,459	$393,933	3%
William P. Bryan	$290,151	$298,856	3%
Thomas D. Moline	$290,151	$298,856	3%

*Mr. Timken’s employment with the company ended on October 8, 2019. For actual salary paid to Mr. Timken during 2019, please see “Compensation of executive officers – 2019 Summary compensation table.”

Annual incentive

The company’s annual incentive provides the NEOs (other than Mr. Dunlap, who does not participate in the annual incentive plan) the opportunity to earn rewards based on achieving corporate performance goals established in advance by the Compensation Committee. It is intended to focus the NEOs on specific performance goals in the current year. For the NEOs, the annual incentive is delivered through the APA plan.

The Compensation Committee determined target award opportunity levels for the NEOs based on our compensation peer group for the CEO and CFO and external surveys for positions with similar levels of responsibility for the remaining NEOs. The actual awards could be higher or lower than the target opportunity based on the results for each performance measure, consideration of individual performance and the extent to which the committee uses discretion to adjust the awards. Performance measures factor the award between zero and 200% and individual performance further indexes the award by a factor ranging from 70% to 130%, providing an absolute range from zero to 260% of the target award.

Linking pay to performance

The Compensation Committee established corporate EBIT/BIC as the primary performance measure under the annual incentive plan because it believes this measure is closely correlated with the creation of shareholder value.

Annual incentive
Target opportunity as a percent of base salary
Ward J. “Tim” Timken, Jr.*	120%
Terry L. Dunlap ^	-
Kristopher R. Westbrooks	70%
Frank A. DiPiero	60%
William P. Bryan	50%
Thomas D. Moline	50%

*Mr. Timken’s employment with the company ended on October 8, 2019. For actual annual incentives paid to Mr. Timken during 2019, please see “Compensation of executive officers – 2019 Summary compensation table.”

^Mr. Dunlap is not a participant in the annual incentive plan.

2019 Annual performance award decisions

Payouts under the APA plan are determined by the following factors:

•	Earnings measured by EBIT/BIC;

•	Cash flow;

•	Key process path sales; and

•	Individual performance.

The following charts show performance targets and actual performance levels for each metric in the 2019 APA plan.

Dollars in millions. Payout percentage is expressed as the percent of target opportunity.

Actual performance on the EBIT/BIC measure of -4.0%, cash flow of $35 million and key process path sales of $567 million each were below the threshold performance requirement. Therefore, there was no payout under the 2019 APA plan.

For the 2019 APA plan, the EBIT/BIC metric was defined as EBIT/BIC excluding mark-to-market remeasurement gains or losses; the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results; LIFO charges or credits incremental to the approved business plan; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spinoff, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing, impairment, goodwill or other similar transaction. The operating cash flow metric was defined as net cash flow for the year ended December 31, 2019, excluding cash provided or used by financing activity; changes in applicable accounting principles, tax laws or regulations; Board-approved capital investments incremental to the annual plan; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spinoff, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing, impairment, goodwill or other similar transaction. The key process path sales metric was defined as base sales of the company’s most profitable products. Base sales is net sales excluding raw material surcharges and excluding the effects of acquisition and/or divestiture efforts.

	2019 Annual incentive payouts
	Target opportunity as a percent of base salary	2019 Award
Ward “Tim” J. Timken, Jr.	120%	$0
Terry L. Dunlap	-	-
Kristopher R. Westbrooks	70%	$0
Frank A. DiPiero	60%	$0
William P. Bryan	50%	$0
Thomas D. Moline	50%	$0

For information about annual incentive opportunities awarded to each of the NEOs in 2019, see the “2019 Grants of plan-based awards table.”

Long-term incentives

In 2019, consistent with prior years, three different types of long-term incentive grants were used for the NEOs (other than Mr. Dunlap):

•

Nonqualified stock options, which vest 25% per year over four years and are intended to provide value to the holder only if shareholders receive additional value (in the form of share price appreciation) after the date of grant;

•	Restricted stock units, which cliff-vest at the end of a three-year period and have a value that changes based on changes in the company’s stock price; and

•

Performance shares, which are performance-based restricted stock units designed to reward executives for attainment of specified two-year corporate performance goals and which vest following an additional one-year holding period, with the final value of the award determined by the share price on the last day of the holding period.

For the participating NEOs, the Compensation Committee approved a mix of performance shares, stock options and restricted stock units to address retention while keeping the majority of the NEOs’ long-term incentives performance-based. With respect to Mr. Timken, to better align his long-term incentive opportunity with market practice, the Compensation Committee reduced his long-term incentive opportunity in 2019 and, at the same time, adjusted the mix to include restricted stock units. Previously, Mr. Timken’s long-term incentive opportunity included only stock options and performance shares.

	Long-term incentive mix
	Performance-based		Time-based
	Performance shares	Stock options	Restricted stock units
Former chief executive officer	55%	20%	25%
Other NEOs	25%	30%	45%

The Compensation Committee believes these grants, in total, provide a balanced emphasis on shareholder value creation and retention of executive management over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the company and align executive management’s long-term financial interests with those of the company’s shareholders.

The value of the entire long-term incentive grant is linked directly to the price of the company’s common stock. For nonqualified stock options, the recipient recognizes value only to the extent the stock price rises above the market price of the stock at the time the option is granted. For restricted stock units, value rises or falls depending on stock price performance. For performance shares, the value is tied to both the company’s stock price and the achievement of financial objectives.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of market practice, internal equity considerations and the relative importance of the objectives underlying each of the grant types.

2019 Long-term incentive decisions

	Long-term incentives**
	Target grant opportunity*	Number of stock options	Value of stock options	Number of restricted stock units	Value of restricted stock units	Number of performance shares	Value of performance shares (at target)	Total value of award
Ward J. “Tim” Timken, Jr. ^	325%	92,200	$510,788	51,100	$636,195	112,300	$1,398,135	$2,545,118
Kristopher R. Westbrooks	135%	33,100	$183,374	22,000	$273,900	12,200	$151,890	$609,164
Frank A. DiPiero	120%	24,600	$136,284	16,400	$204,180	9,100	$113,295	$453,759
William P. Bryan	85%	14,000	$77,560	9,300	$115,785	5,200	$64,740	$258,085
Thomas D. Moline	85%	14,000	$77,560	9,300	$115,785	5,200	$64,740	$258,085
*	As a percentage of base salary midpoint.
^

Mr. Timken’s employment ended on October 8, 2019. Please see “2019 Grants of plan-based awards table” for additional information about the long-term incentives awarded to Mr. Timken in 2019 and the impact of the termination of his employment on these awards.

**	Mr. Dunlap is not included in this table as the long-term incentives awarded to him are discussed below.

The target value for each grant is converted to a number of options or shares based on a calculated average stock price over a defined period prior to the grant. The Compensation Committee used the average closing price over the five trading days immediately preceding the grant date in determining the number of shares granted in 2019.

The Compensation Committee typically makes long-term incentive grants at its first regularly scheduled meeting of each year, when the committee determines all elements of the NEOs’ compensation for the year. Board and committee meetings are generally scheduled at least a year in advance.

Long-term incentive award to Interim CEO

As part of the compensation package awarded to Mr. Dunlap in connection with his appointment as Interim CEO and President on October 8, 2019, the committee determined to award Mr. Dunlap $1 million in value of restricted stock units in order to closely align his interests with those of our shareholders and to incentivize long-term shareholder value creation. The committee intended that the number of restricted stock units to be awarded would be based on the closing market price on October 9, 2019 ($5.37 per share), after news of the change in leadership had been absorbed by the markets and reflected in the company’s stock price. This would have resulted in a grant of 186,219 restricted stock units. On October 8, 2019, the date of Mr. Dunlap’s appointment as Interim CEO and President, an initial grant of 165,600 restricted stock units was made. In the compensation tables below, this grant has a grant date fair value of $970,416. To fulfill the committee’s original intention, on March 2, 2020, the committee awarded Mr. Dunlap an additional 20,619 restricted stock units. This grant had a grant date fair value of $108,456. These restricted stock units will generally vest on the first anniversary of their respective grant dates.

Stock options

In 2019, our key employees (including all NEOs other than Mr. Dunlap) received nonqualified stock options that:

•	have an exercise price equal to the closing price of the stock on the date of grant;

•	generally will vest over a four-year period in equal amounts each year; and

•	generally will expire ten years after the date of grant.

The Compensation Committee believes these awards help the company retain executives and focus their attention on the company’s longer-term performance. Stock options are an effective motivational tool because they have value only to the extent the stock price on the date of exercise exceeds the exercise price set on the grant date. For information about stock options awarded to the NEOs in 2019, see the “2019 Grants of plan-based awards table.”

Restricted stock units

Restricted stock units represent an interest in TimkenSteel stock and are issued as shares pursuant to a three-year vesting schedule. Restricted stock units serve to both reward and retain executives, as the value of the shares is linked to the stock price when the shares vest, generally on the third anniversary of the grant. For information about service-based restricted stock units awarded to the NEOs in 2019, see the “2019 Grants of plan-based awards table.”

Performance shares

Performance shares are performance-based restricted stock units, with vesting and the number of shares received contingent upon the achievement of specified performance objectives. The performance objectives are closely tied to the company’s long-range plan. Performance is scored and the number of shares earned is determined at the end of a two-year performance period. Shares vest following an additional one-year holding period; the final value of the award is determined by the company’s share price on the last day of the holding period. Performance shares serve to both reward and retain executives, as the receipt of a payout is linked to performance, and the value of the payout is linked to the share price when the shares vest.

The performance objectives for performance shares granted in 2019 are average return on invested capital and cumulative base sales for the 2019-2020 performance period. The Compensation Committee selected these metrics because it believes both metrics align to growth tactics. Base sales growth aligns with commercial execution of the strategy to grow the company, while return on invested capital is an indicator of the profitability of that growth as it relates to productivity and throughput. Actual performance for the ROIC metric is calculated excluding mark-to-market remeasurement gains or losses; calculated assuming a planning income tax rate of 1.3%, excluding cash and cash equivalents, long-term debt, non-current pension liability, non-current deferred tax liability and accrued interest; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spinoff, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing, impairment, goodwill or other similar corporate transaction. Actual performance for the base sales metric is calculated excluding the impact of any actions related to the company’s restructuring efforts and/or acquisition, divestiture or asset impairment. At the time the specific performance targets for the metrics were established, the Compensation Committee believed the target for the performance shares granted in 2019 was very challenging, but achievable.

In order for any performance shares awarded for the 2019-2021 performance share cycle to be earned, actual performance must achieve at least the threshold performance level for average return on invested capital. If the threshold performance level for that measure is not attained, then no award will be earned, even if base sales exceeds threshold. Average return on invested capital and base sales metrics are weighted equally at 50%. If an award is payable, the number of shares earned could range from 50% to 150% of target based upon actual performance over the two-year performance period. Shares vest following an additional one-year holding period. The value of a share is equal to the share price when the shares vest. Final awards are settled in cash or in company shares, as follows:

•	NEOs who have met their share ownership requirement at the time of grant receive the value of any final award in cash; and

•	NEOs who have not met their share ownership requirement at the time of grant receive the value of any final award in shares.

For information about performance shares awarded to the NEOs in 2019, see the “2019 Grants of plan-based awards table.”

2018-2019 Performance shares canceled

In 2018, the NEOs (other than Messrs. Dunlap and Westbrooks) received awards of performance shares for the 2018-2019 performance period. The performance objective for shares granted in 2018 was average ROIC and base sales for the two-year period. The Compensation Committee selected these metrics because it believed both aligned to growth tactics. Actual performance for the ROIC metric was calculated excluding mark-to-market remeasurement gains or losses; effects of changes in tax laws or accounting principles; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spinoff, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing, impairment, goodwill or other similar corporate transaction. Actual performance for the base sales metric was calculated excluding the impact of any actions related to the company’s restructuring efforts and/or acquisition, divestiture or asset impairment. Because actual performance fell below both threshold requirements of -1.1% for average ROIC and $2.070 billion for base sales, the 2018-2019 performance share awards were canceled.

Number of canceled performance shares*
2018-2019
Ward J. “Tim” Timken Jr.	115,000
Frank A. DiPiero	7,600
Thomas D. Moline	4,300
William P. Bryan	4,300

*Mr. Westbrooks is not included in this table as he was not awarded performance shares for the 2018-2019 performance share cycle when he was appointed Executive Vice President and Chief Financial Officer of the company effective September 24, 2018. Mr. Dunlap is not included in this table as he was not awarded performance shares in connection with his appointment as Interim CEO and President on October 8, 2019.

Retirement and other benefits

Retirement income programs

The company’s retirement income programs are an important retention tool. The company maintains both qualified and nonqualified retirement income programs. The NEOs participate in qualified plans on the same terms and conditions as all other salaried employees, and they also participate in the company’s nonqualified retirement income programs. The company currently provides retirement income through several types of plans:

The company’s retirement income programs support an additional component of the retention strategy of our executive compensation program objectives.

•

Qualified and nonqualified defined contribution plans provide for savings based on each executive’s contributions, company matching contributions and core defined contributions. The nonqualified defined contribution arrangement in which the NEOs participate is the post-tax savings benefit. This benefit is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•

Qualified and nonqualified defined benefit plans provide for a targeted percentage of salary and annual incentive income that will continue through retirement. The nonqualified defined benefit plan in which Messrs. Bryan, Moline and Timken participate is the supplemental executive retirement program for executive officers (“SERP”). The SERP provides for a benefit based on final average earnings with offsets for benefits provided under the company’s other retirement programs. Messrs. DiPiero, Dunlap and Westbrooks are not eligible to participate in the defined benefit plans. Their retirement savings are provided solely through the defined contribution plans.

Although the policies and procedures underlying the company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the company) of each participant can have a significant effect on an individual’s benefit calculation because the programs have changed over time. In addition, because benefits under the company’s defined benefit plans are based on final average earnings (base salary and cash annual incentive compensation for the five highest non-consecutive years out of the final ten years), pension values can increase significantly as salary and cash annual incentive compensation increase. Pension values also are influenced by external factors and actuarial assumptions. See “Compensation of executive officers -- Pension benefits” for additional information.

The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. The value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

In November 2019, the qualified and nonqualified defined benefit plans in which certain of the NEOs participate, as described above, were amended to provide that additional benefit accruals for any remaining active participants will cease effective December 31, 2020.

Deferred compensation

The company maintains a deferred compensation plan that allows certain employees, including the NEOs, to defer receipt of all or a portion of their salary, employee contributions and company matching contributions that would otherwise be paid out post-tax, and incentive compensation payable in cash, until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. In 2019, none of the NEOs earned “above-market” interest as defined by the Securities and Exchange Commission.

The deferred compensation plan is not funded by the company, and participants have an unsecured contractual commitment by the company to pay the amounts due under the plan. When such payments are due, they will be distributed from the company’s general assets. In the event of a change in control of the company, as defined in the plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees. The value of the deferred compensation program is quantified each year and the program is reviewed periodically for its competitiveness. The value of deferred compensation has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants for our NEOs.

Other benefits

The company’s executive officers, including the NEOs, are eligible to participate in a number of broad-based benefit programs including health, disability and life insurance programs.

The NEOs also may receive certain perquisites including term life insurance coverage (although this program is closed to new entrants), financial counseling and tax preparation assistance, executive physicals, access to corporate country club memberships (although personal expenses are not reimbursed), spousal travel benefits and home security systems (although this program is closed to new entrants). The value of these benefits is reflected in the “All other compensation” column in the “2019 Summary compensation table.”

The company does not provide tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the company’s overall approach to executive compensation. The total cost of these benefits is a small percentage of each NEO’s total compensation.

The financial counseling and tax preparation assistance, country club memberships, home security system and spousal travel benefits are being discontinued at various dates on or before March 31, 2020.

Severance agreements

In addition to retirement payments, the company provides termination-related payments to individual executives through severance agreements, in the event of involuntary termination without cause and involuntary termination without cause following a change in control. Severance agreements are provided based on competitive market practice and the company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. The company believes providing for such income continuity results in greater management stability and less unwanted and disruptive management turnover.

The level of severance benefits reflects the company’s perception of competitive market practice for the NEOs’ positions, based on assessments conducted by the Compensation Committee’s consultant. Severance pay was established as a multiple of base salary and actual annual incentive compensation. The committee did not target specific dollar values. The amounts of potential payouts are outlined in the “Termination scenarios table” below.

Other compensation program features

Stock ownership guidelines

Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of our shareholders. The Compensation Committee has established guidelines of six-times base salary for the company’s CEO, three-times base salary for the CFO and two-times base salary for the other NEOs.

Linking compensation to stock performance

Stock ownership guidelines align the interests of the NEOs with those of our shareholders, given that the increase or decrease in our stock price impacts the value of the NEOs’ personal holdings.

In determining whether the executive has met the applicable ownership targets, the company considers all shares owned by the executive plus deferred shares and restricted stock units still subject to forfeiture, but not shares that are subject to unexercised options or performance shares still subject to forfeiture. As of March 2, 2020, none of the NEOs met the established guidelines. Each NEO is required to retain shares (net of tax withholding) earned under the company’s long-term incentive plan until the ownership target is achieved.

Anti-pledging and anti-hedging policy

The company prohibits pledging company stock or hedging the economic risk related to such stock ownership. Please see “Corporate governance – Anti-hedging policy” for additional information.

Clawback provisions

The company maintains specific policies regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of the company’s financial statements. These provisions apply to both short- and long-term incentive programs whereby, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of company financial results, the company can clawback all or part of an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the company to recover all or any portion of the incentive paid or payable to the executive for some or all of the years covered by the restatement.

Tax accounting rules and regulations

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives (and, beginning in 2018, certain former executive officers) to the extent such compensation exceeds $1 million per executive in any fiscal year. Effective for tax years beginning after December 31, 2017, the exemption for performance-based compensation from the deduction limitation of Section 162(m) was repealed, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. As such, certain compensation paid to covered individuals in excess of $1 million may not be deductible.

The Compensation Committee retains the flexibility to award compensation that is consistent with the company’s objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes the tax deduction limitation should not be permitted to compromise the company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent we need to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation of executive officers

2019 Summary compensation table

The following table sets forth information concerning compensation for our NEOs for the fiscal years ending December 31, 2019, 2018 and 2017:

Name and principal position	Year	Salary		Stock awards(3)		Option awards(4)		Non-equity incentive plan compensation(5)		Change in pension value and nonqualified deferred compensation earnings(6)		All other compensation(7)		Total
Ward J. “Tim” Timken, Jr. Former Chairman, CEO and President (1)	2019 2018 2017	$ $ $	703,917 886,830 865,200	$ $ $	2,034,330 1,905,550 1,882,824	$ $ $	510,788 1,508,412 1,455,360	$ $ $	0 309,870 358,395	$ $ $	4,521,000 0 1,441,000	$ $ $	4,145,813 125,358 105,126	$ $ $	11,915,848 4,736,020 6,107,905
Terry L. Dunlap Interim CEO and President (2)	2019		$376,739		$1,085,536		$0		$0		$0		$15,519		$1,477,794
Kristopher R. Westbrooks Executive Vice President and Chief Financial Officer	2019 2018	$ $	401,807 106,126	$ $	425,790 106,116	$ $	183,374 45,619	$ $	0 44,992	$ $	0 0	$ $	24,130 3,076	$ $	1,035,101 305,929
Frank A. DiPiero Executive Vice President, General Counsel and Secretary	2019 2018 2017	$ $ $	392,021 380,602 369,517	$ $ $	317,475 351,284 286,344	$ $ $	136,284 145,470 119,808	$ $ $	0 138,307 76,533	$ $ $	0 0 0	$ $ $	30,470 47,234 39,134	$ $ $	876,250 1,062,897 891,336
William P. Bryan Executive Vice President, Manufacturing and Supply Chain	2019 2018 2017	$ $ $	297,405 288,743 263,970	$ $ $	180,525 198,840 143,172	$ $ $	77,560 82,806 59,904	$ $ $	0 92,483 43,031	$ $ $	275,000 0 154,000	$ $ $	22,644 26,090 20,604	$ $ $	853,134 688,962 684,681
Thomas D. Moline Executive Vice President, Commercial Operations	2019 2018 2017	$ $ $	297,405 288,743 271,758	$ $ $	180,525 198,840 190,314	$ $ $	77,560 82,806 79,872	$ $ $	0 87,438 46,905	$ $ $	270,000 0 157,000	$ $ $	15,699 20,759 20,760	$ $ $	841,189 678,586 766,609

(1)	Mr. Timken’s employment with the company ended on October 8, 2019. The amount reported as 2019 salary for Mr. Timken includes all salary compensation paid to him in 2019.

(2)

The amount reported as salary for Mr. Dunlap reflects the sum of (a) amounts received as a non-employee director for his service as a member of the Board of Directors prior to his appointment as Interim CEO and President on October 8, 2019 and (b) amounts earned as Interim CEO and President from October 9, 2019  through December 31, 2019. Of the total salary amount, $61,739 is attributable to non-employee director fees and $315,000 is attributable to monthly salary earned as Interim CEO and President. Of the total stock awards, $115,120 is attributable to the award of 11,735 deferred shares to Mr. Dunlap in May 2019 for his service as a non-employee director, and $970,416 is attributable to the grant of 165,600 restricted stock units in connection with his appointment as Interim CEO and President.

(3)

The amounts shown in this column represent, for 2019, the grant date fair value (calculated in accordance with FASB ASC Topic 718) of (a)(i) restricted stock units granted to Messrs. Timken, Westbrooks, DiPiero, Bryan and Moline on March 1, 2019 and to Mr. Dunlap on October 8, 2019 and (ii) deferred shares granted to Mr. Dunlap on May 7, 2019 for his service as a non-employee director, disregarding in each case estimates for forfeitures; and (b) performance shares (subject to being earned based upon achievement of the established performance objectives) granted to Messrs. Timken, Westbrooks, DiPiero, Bryan and Moline on March 1, 2019, assuming target achievement of the established performance objectives, which was the probable outcome on the grant date. Should performance equal or exceed the maximum goals for these 2019 performance shares, the grant date fair value for such awards would be as follows: Mr. Timken — $2,097,203; Mr. Westbrooks – $227,835; Mr. DiPiero — $169,943; Mr. Bryan — $97,110 and Mr. Moline — $97,110.

The restricted stock units granted to Messrs. Westbrooks, DiPiero, Bryan and Moline will vest in full on March 1, 2022, provided the named executive officer remains continuously employed by the company through that date. For Mr. Dunlap, the grant of deferred shares will vest in full on May 7, 2020 and the grant of restricted stock units will vest in full on October 8, 2020, provided he remains continuously in the service of the company through those respective dates. As a result of Mr. Timken’s employment with the company ending on October 8, 2019, 7,097 of the 51,100 restricted stock units awarded to him in 2019 were canceled. The remaining 41,313 restricted stock units will vest on March 1, 2022.

The performance shares granted in 2019 to Messrs. Timken, Westbrooks, DiPiero, Bryan and Moline were awarded to track performance for the 2019-2021 cycle with a one-year holding period applied to allow for share price to impact the final award. On December 31, 2020, achievement of the established performance objectives for the 2019-2020 performance period will be scored and the portion of the performance shares which have been earned by each NEO, if any, will be determined, with any earned shares vesting on December 31, 2021. As a result of Mr. Timken’s employment with the company ending on October 8, 2019, 9,358 of the 112,300 performance shares awarded to Mr. Timken were canceled. Any portion of the remaining 102,942 performance shares which are earned by Mr. Timken (based on achievement of the established performance objectives for the 2019-2020 performance period) will vest on December 31, 2021. Based on assessment of ownership levels at the time of grant, the settlement for any 2019 performance shares earned will be in cash for Mr. Timken and in shares for Messrs. Westbrooks, DiPiero, Bryan and Moline.

(4)

The amounts shown in this column represent, for each year, the grant date fair value of nonqualified stock options (calculated in accordance with FASB ASC Topic 718) using the Black-Scholes model. All stock options vest at a rate of 25% per year. Assumptions used to determine the value of these nonqualified stock options are described in Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. As a result of Mr. Timken’s employment with the company ending on October 8, 2019, 46,100 options granted to Mr. Timken on March 1, 2019 and 50,550 options granted to Mr. Timken on February 14, 2018 were canceled and all remaining unvested options granted in 2017, 2018 and 2019 were vested.

(5)

The amounts shown in this column for 2019 represent cash payouts earned under the TimkenSteel Corporation Annual Performance Award plan for Messrs. Timken, Westbrooks, DiPiero, Bryan and Moline. Because the company’s performance failed to meet threshold performance requirements in 2019, no APA payouts were earned for 2019. Mr. Dunlap does not participate in the Annual Performance Award plan. For additional information, see “Analysis of 2019 compensation — Annual incentive — 2019 Annual performance award decisions” in the Compensation Discussion and Analysis section of this proxy statement.

(6)

The amounts shown in this column for 2019 represent the difference between the amounts shown in the “2019 Pension benefits table” as of December 31, 2019, and those amounts calculated as of December 31, 2018. The amounts were calculated using the same assumptions used in 2018 and included in the footnotes of the “2019 Pension benefits table,” except that the calculations as of December 31, 2019 utilized (a) a discount rate of 3.51% (while a discount rate of 4.40% was used for the calculation as of December 31, 2018) and (b) updated mortality statistics consistent with the 2019 mortality projection scale of the Society of Actuaries. The increase in value of $4.521 million for Mr. Timken is comprised of an increase of $1.692 million from the use of the lower discount rate and an increase of $2.905 million from other assumption changes due to Mr. Timken’s employment ending, offset by a decrease of $76,000 from the use of the updated mortality projection scale. The increase in value of $275,000 for Mr. Bryan is comprised of an increase of $146,000 from the use of the lower discount rate and an increase of $137,000 from the accrual of additional benefit service, offset by a decrease of $8,000 from the use of the updated mortality projection scale. The increase in value of $270,000 for Mr. Moline is comprised of an increase of $165,000 from the use of the lower discount rate and an increase of $112,000 from the accrual of additional benefit service, offset by a decrease of $7,000 from the use of the updated mortality projection scale. Messrs. Dunlap, Westbrooks and DiPiero are not eligible for company-paid pension benefits. For additional information, please see “2019 Pension benefits table” in this proxy statement.

Liabilities were determined assuming no probability of termination, retirement, death or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans) except for Mr. Timken, for whom a commencement age of 55 was used. None of the NEOs earned above-market earnings in a deferred compensation plan. For additional information, see the discussion below under “Pension benefits.”

(7)	The amounts shown in this column for 2019 are broken down in detail in the following table (a):

Name	Annual company contribution to SIP plan and core DC program(b)	Annual company contribution to post-tax savings benefit(c)	Annual life insurance premium (company paid)	Executive physicals (company recommended)	Financial planning reimbursement	Home security	Personal use of company’s country club member- ships(d)	Spousal travel(e)	Life insurance(f)	Other(g)
Ward J. “Tim” Timken Jr.	$25,200	$75,168	$2,937	$1,374	$0	$378	$99	$0	$1,937	$4,038,721
Terry L. Dunlap	$0	$0	$0	$0	$0	$0	$0	$0	$2,633	$12,886
Kristopher R. Westbrooks	$18,200	$1,317	$0	$2,828	$1,375	$0	$0	$0	$410	$0
Frank A. DiPiero	$23,800	$0	$0	$2,063	$1,970	$0	$0	$0	$2,637	$0
William P. Bryan	$12,600	$0	$0	$1,743	$5,000	$0	$1,392	$0	$1,909	$0
Thomas D. Moline	$12,600	$0	$0	$0	$1,855	$0	$0	$0	$1,244	$0

(a)	The company does not provide tax gross-ups for executive benefits.
(b)

The “SIP plan” refers to the Savings and Investment Pension Plan, which is the company’s qualified defined contribution plan for salaried employees. “Core DC program” refers to the core defined contribution program for salaried employees hired on or after January 1, 2004, as well as for salaried employees whose age plus years of service with The Timken Company (the company’s former parent company) equaled less than 50 as of December 31, 2003. In 2019, Messrs. Timken, Westbrooks and DiPiero received core DC program contributions.

(c)

The “Post-tax savings benefit” is the company’s non-tax qualified restoration benefit for salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Internal Revenue Code.

(d)

The amounts shown for Messrs. Timken and Bryan represent compensation attributable to personal use of country club memberships during 2019. Amounts shown for personal use of country club memberships include pro-rated amounts of company-paid annual membership dues attributed to the personal use of country clubs by the NEO. There are no incremental costs to the company for other personal expenses associated with such personal use, as all such costs are borne by the executive.

(e)

None of the NEOs received compensation attributable to spousal travel during 2019. If an NEO had received compensation in the form of spousal travel benefits, amounts shown for spousal travel would have included actual incremental travel expenses.

(f)

The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the company for all salaried employees equal to one times their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000.

(g)

The amount shown for Mr. Timken represents payments made as a result of his separation from the company on October 8, 2019 and in accordance with the severance agreement previously entered into between Mr. Timken and the company. Pursuant to this agreement, Mr. Timken received severance pay equal to two times his current base salary plus two times his target annual cash incentive opportunity. For additional information, see “Potential payments upon termination or change in control.” The amount shown for Mr. Dunlap represents personal benefits received as a result of his appointment as Interim CEO and President on October 8, 2019, including rental payments for his apartment in Canton and mileage reimbursement for commutes to his primary residence.

2019 Grants of plan-based awards table

The following table sets forth information concerning potential awards payable to our NEOs with respect to the short-term and long-term incentive award opportunities granted in 2019:

Name	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options	Exercise or base price of option awards ($/share)	Grant date fair value of stock and option awards(6)
		Threshold	Target	Maximum	Threshold	Target	Maximum

Ward J. “Tim” Timken, Jr.	03/01/2019 APA(1) 03/01/2019 RSUs(2) 03/01/2019 NQSOs(3) 03/01/2019 Perf RSUs(4)	$0	$844,700	$1,689,400	56,150	112,300	168,450	51,100	92,200	$12.45	$ $ $	636,195 510,788 1,398,135

Terry L. Dunlap	05/07/2019 Def. Shares(5) 10/08/2019 RSUs(2)							11,735 165,600			$ $	115,120 970,416

Kristopher R. Westbrooks	03/01/2019 APA(1) 03/01/2019 RSUs(2) 03/1/2019 NQSO(3) 03/01/2019 Perf RSUs(4)	$0	$281,265	$562,529	6,100	12,200	18,300	22,000	33,100	$12.45	$ $ $	273,900 183,374 151,890

Frank A. DiPiero	03/01/2019 APA(1) 03/01/2019 RSUs(2) 03/01/2019 NQSOs(3) 03/01/2019 Perf RSUs(4)	$0	$235,212	$470,425	4,550	9,100	13,650	16,400	24,600	$12.45	$ $ $	204,180 136,284 113,295

William P. Bryan	03/01/2019 APA(1) 03/01/2019 RSUs(2) 03/01/2019 NQSOs(3) 03/01/2019 Perf RSUs(4)	$0	$148,703	$297,405	2,600	5,200	7,800	9,300	14,000	$12.45	$ $ $	115,785 77,560 64,740

Thomas D. Moline	03/01/2019 APA(1) 03/01/2019 RSUs(2) 03/01/2019 NQSOs(3) 03/01/2019 Perf RSUs(4)	$0	$148,703	$297,405	2,600	5,200	7,800	9,300	14,000	$12.45	$ $ $	115,785 77,560 64,740

(1)

“APA” reflects the annual incentive opportunity available to each of the NEOs under the TimkenSteel Corporation Annual Performance Award plan at threshold, target and maximum performance levels for the 2019 performance period. Mr. Dunlap does not participate in the Annual Performance Award plan.

(2)

“RSUs” refers to restricted stock units granted to each of the NEOs on the grant date indicated. Restricted stock units reported in this table for Messrs. Westbrooks, DiPiero, Bryan and Moline will vest in full on March 1, 2022 provided the executive maintains continuous employment with the company through that date. For Mr. Dunlap, the restricted stock units reported in this table reflect the grant received upon his appointment as Interim CEO and President on October 8, 2019, which will vest in full on October 8, 2020 provided he remains in the continuous service of the company through that date. For Mr. Timken, because his employment ended on October 8, 2019, 7,097 of the 51,100 restricted stock units awarded to him were canceled. The remaining 41,313 of Mr. Timken’s restricted stock units will vest on March 1, 2022. For additional information, see “Analysis of 2019 compensation – Long-term incentives” in the Compensation discussion and analysis section of this proxy statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential payments upon termination or change in control.”

(3)

“NQSOs” refers to the nonqualified stock options granted to each of the NEOs (except Mr. Dunlap, who was not awarded nonqualified stock options) on the grant date indicated. Each grant of NQSOs reported in the table has an exercise price equal to the fair market value (as defined in the plan) on the date of grant, has a ten-year term and will become exercisable over four years in 25% increments on the anniversary of the grant date. As a result of Mr. Timken’s employment with the company ending on October 8, 2019, 46,100 options granted to Mr. Timken on March 1, 2019 were canceled and the remaining 46,100 options were vested. For additional information, see “Analysis of 2019 Compensation — Long-term incentives” in the Compensation discussion and analysis section of this proxy statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential payments upon termination or change in control.”

(4)

The “Perf RSUs” amounts reported in this table indicate threshold, target and maximum award opportunities for the performance shares granted to the NEOs (except Mr. Dunlap, who was not awarded performance shares) on March 1, 2019. The performance shares granted in 2019 were awarded to track performance for the 2019-2021 cycle with a one-year holding period applied to allow for share price to impact the final award. On December 31, 2020, achievement of the established performance objectives for the 2019-2020 performance period will be scored and the portion of the performance shares which have been earned by each NEO, if any, will be determined, with any shares earned vesting on December 31, 2021. As a result of Mr. Timken’s employment with the company ending on October 8, 2019, 9,358 of the 112,300 performance shares awarded to Mr. Timken were canceled. Any portion of the remaining 102,942 performance shares which are earned by Mr. Timken (based on achievement of the established performance objectives for the 2019-2020 performance period) will vest on December 31, 2021. For additional information, see “Analysis of 2019 Compensation – Long-term incentives” in the Compensation discussion and analysis section of this proxy statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential payments upon termination or change in control.”

(5)

“Def. Shares” refers to deferred shares awarded to Mr. Dunlap on May 7, 2019, for his service as a non-employee director. These deferred shares will vest in full on May 7, 2020, provided Mr. Dunlap remains in the continuous service of the company through that date.

(6)

The amounts shown in this column reflect the fair value on the date of grant of RSUs, deferred shares, stock options and performance shares granted in 2019, computed in accordance with FASB ASC Topic 718. The fair value of RSUs and deferred shares is equal to the closing price of TimkenSteel common shares on the date of grant multiplied by the number of RSUs or deferred shares granted. The fair value of stock options is determined using the Black-Scholes model. The fair value of performance shares is equal to the closing price of TimkenSteel common shares on the date of grant multiplied by the target number of performance shares granted, which was the probable outcome on the grant date.

Outstanding equity awards at 2019 year-end table

The following table sets forth information concerning unexercised stock options and stock awards that have not yet vested for each of our NEOs as of December 31, 2019:

	Option awards(1)						Stock awards(2)
Name	Grant date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price ($/share)		Option expiration date	Grant date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Ward J. “Tim” Timken, Jr. (3)	02/08/2010 02/08/2011 02/09/2012 02/07/2013 02/13/2014 01/29/2015 02/17/2016 02/15/2017 02/14/2018 03/01/2019	52,300 53,000 45,100 46,450 46,000 95,000 319,960 189,500 151,650 46,100	0 0 0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $ $ $	13.61 29.95 31.06 33.76 34.26 29.00 7.46 17.46 16.57 12.45	02/08/2020 02/08/2021 02/09/2022 10/08/2022 10/08/2022 10/08/2022 10/08/2022 10/08/2022 10/08/2022 10/08/2022	03/01/2019	41,313		$324,720	51,471	$404,562
Terry L. Dunlap							05/07/2019 10/08/2019	11,735 165,600	$ $	92,237 1,301,616
Kristopher R. Westbrooks	09/24/2018 03/01/2019	1,760 0	5,280 33,100	$ $	14.34 12.45	09/24/2028 03/01/2029	09/24/2018 03/01/2019	7,400 22,000	$ $	58,164 172,920	6,100	$47,946
Frank A. DiPiero	08/05/2014 01/29/2015 02/17/2016 02/15/2017 02/14/2018 03/01/2019	8,700 9,000 21,945 7,800 4,875 0	0 0 7,315 7,800 14,625 24,600	$ $ $ $ $ $	46.08 29.00 7.46 17.46 16.57 12.45	08/05/2024 01/29/2025 02/17/2026 02/15/2027 02/14/2028 03/01/2029	02/15/2017 02/14/2018 03/01/2019	10,500 13,600 16,400	$ $ $	82,530 106,896 128,904	4,550	$35,763
William P. Bryan	02/08/2011 02/09/2012 02/07/2013 02/13/2014 01/29/2015 02/17/2016 02/15/2017 02/14/2018 03/01/2019	1,300 1,800 1,800 1,600 5,500 8,570 3,900 2,775 0	0 0 0 0 0 3,690 3,900 8,325 14,000	$ $ $ $ $ $ $ $ $	29.95 31.06 33.76 34.26 29.00 7.46 17.46 16.57 12.45	02/08/2021 02/09/2022 02/07/2023 02/13/2024 01/29/2025 02/17/2026 02/15/2027 02/14/2028 03/01/2029	02/15/2017 02/14/2018 03/01/2019	5,300 7,700 9,300	$ $ $	41,658 60,522 73,098	2,600	$20,436
Thomas. D Moline	02/08/2011 02/09/2012 02/07/2013 02/13/2014 01/29/2015 02/17/2016 02/15/2017 02/14/2018 03/01/2019	2,800 2,150 2,250 1,750 5,500 10,750 5,200 2,775 0	0 0 0 0 0 4,875 5,200 8,325 14,000	$ $ $ $ $ $ $ $ $	29.95 31.06 33.76 34.26 29.00 7.46 17.46 16.57 12.45	02/08/2021 02/09/2022 02/07/2023 02/13/2024 01/29/2025 02/17/2026 02/15/2027 02/14/2028 03/01/2029	02/15/2017 02/14/2018 03/01/2019	7,000 7,700 9,300	$ $ $	55,020 60,522 73,098	2,600	$20,436

(1)	All option awards reported in this table are nonqualified stock options that vest ratably 25% per year over the four-year period from the date of grant.

(2)

Stock awards reported in this table include, for Messrs. Timken, DiPiero, Bryan and Moline, performance shares and restricted stock units; and, for Mr. Dunlap, deferred shares and restricted stock units. Performance shares (reported under the Equity incentive plan awards column) were granted on March 1, 2019, with performance against the established objectives measured over a two-year performance period ending on December 31, 2020, and with any earned shares vesting following an additional one-year holding period to allow for share price to impact the value of the final award. The number of shares reported for the performance shares granted on March 1, 2019 reflects the number of shares that would be earned by each respective NEO assuming threshold performance is achieved under the established performance objectives. The settlement for any performance shares earned will be in cash for Mr. Timken and in shares for Messrs. Westbrooks, DiPiero, Bryan and Moline.

Restricted stock units were granted to Messrs. DiPiero, Bryan and Moline on February 15, 2017, February 14, 2018 and March 1, 2019; to Mr. Westbrooks on September 24, 2018 and March 1, 2019; and to Mr. Timken on March 1, 2019. Each of these grants of RSUs vests on the third anniversary of their respective grant dates.

Deferred shares were granted to Mr. Dunlap on May 7, 2019 as compensation for his service as a non-employee director, and restricted stock units were granted to Mr. Dunlap on October 8, 2019 in connection with his appointment as Interim CEO and President. Each of Mr. Dunlap’s stock awards will vest on the first anniversary of grant date.

The market value of all shares and awards reported in this table was determined based upon the closing price of TimkenSteel’s common shares on December 31, 2019, the last trading day of the year, which was $7.86.

(3)

As a result of Mr. Timken’s employment with the company ending on October 8, 2019, 46,100 options granted to Mr. Timken on March 1, 2019 and 50,550 options granted to Mr. Timken on February 14, 2018 were canceled and the remaining 321,940 unvested options granted in 2016, 2017, 2018 and 2019 were immediately vested. As a result of Mr. Timken’s employment with the company ending, all outstanding options remain exercisable for three years. Additionally, 7,097 of the 51,100 restricted stock units awarded to Mr. Timken in 2019 were canceled, and 2,690 of the restricted stock units awarded in 2019 were withheld to satisfy tax withholding requirements as the awards are no longer subject to a substantial risk of forfeiture. Finally, 9,358 of the 112,300 performance shares awarded to Mr. Timken on March 1, 2019 were canceled.

2019 Option exercises and stock vested table

The following table sets forth information with respect to the exercise of stock options by and vesting of stock-based awards for our NEOs during 2019.

	Option awards (1)		Stock awards (2)
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting

Ward J. “Tim” Timken, Jr.	0	0	0	$0

Terry L. Dunlap(3)	0	0	7,155	$76,201

Kristopher R. Westbrooks	0	0	0	$0

Frank A. DiPiero	0	0	14,750	$183,638

William P. Bryan	0	0	7,500	$93,375

Thomas D. Moline	0	0	10,000	$124,500

(1)	There were no exercises of stock options by any of our NEOs during 2019.

(2)

The value realized on vesting for stock awards is calculated by multiplying the number of shares acquired on vesting by the fair market value of TimkenSteel common shares on the vesting date. For purposes of this calculation, the fair market value of restricted stock units which vest is equal to the closing price of our common shares on the vesting date. The value shown in the table does not include performance shares granted for the 2018-2019 cycle, as performance results for the cycle fell below threshold requirements. Accordingly, all performance shares granted for the 2018-2019 performance cycle were canceled without a payout.

(3)

The value realized on vesting of stock awards for Mr. Dunlap reflects the vesting of deferred shares granted to Mr. Dunlap in 2018 for his service as a non-employee director. These shares vested on May 7, 2019, prior to his appointment as Interim CEO and President.

Pension benefits

Qualified Plan

In connection with the spinoff of TimkenSteel from The Timken Company on June 30, 2014, TimkenSteel adopted a tax-qualified defined benefit retirement plan (the “Qualified Plan”) which is substantially similar to the defined benefit retirement plan maintained by The Timken Company prior to spinoff. Years of service with The Timken Company prior to spinoff count toward years of service under the Qualified Plan.

Pursuant to the Qualified Plan, salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003, participate in a defined benefit plan with a formula of 0.75% per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in a defined benefit plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, is applied to such service.

The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early for purposes of the Qualified Plan if they meet any of the following eligibility requirements:

•	Age 62 and 15 years of service;

•	Age 60 and 25 years of service; or

•	Any age and 30 years of service.

In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003.

Benefits for service after December 31, 1991, are reduced for early commencement at a rate of 3% per year before the age of 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and 4% per year before age 62 for the portion of the benefit attributable to service earned after 2003.

Benefits for a NEO who dies while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date) if the NEO had at least five years of service. The benefit is equal to 50% of the benefit payable if the NEO had terminated employment on the date of his death, survived to the payment date (as elected by his spouse), elected the 50% joint and survivor form of payment and died the next day. If the NEO had at least 15 years of service at the time of his death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

Supplemental Pension Plan

In connection with the spinoff, the company also adopted the Supplemental Pension Plan of TimkenSteel Corporation (effective June 30, 2014), or the TimkenSteel SERP, which is substantially similar to the supplemental pension plan maintained by The Timken Company prior to the spinoff. Supplemental retirement income benefits under the TimkenSteel SERP are calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the company and the aggregate earnings opportunity provided by any company contributions under the core defined contribution program (the TimkenSteel Corporation Savings and Investment Pension Plan) and the post-tax savings benefit. The supplemental benefit will vest after five years of service as an officer of the company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of company service is available, but if benefits are commenced early, they will be reduced by 4% per year for each year of early commencement prior to age 62.

For both the Qualified Plan and the TimkenSteel SERP, only actual years of service with TimkenSteel and, prior to the spinoff, The Timken Company, are counted in calculating pension benefits, except in the case of involuntary termination without cause, in which case up to two additional years of service will be credited.

In November 2019, the Qualified Plan and the SERP were each amended to provide that additional benefit accruals for any remaining active participants will cease effective December 31, 2020.

2019 Pension benefits table

The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for our NEOs as of December 31, 2019:

Name	Plan name	Number of years of credited service	Present value of accumulated benefit (1)
Ward J. “Tim” Timken, Jr.(2)	Supplemental Plan	27.6	$13,055,000
	Qualified Plan	11.6	$227,000
Terry L. Dunlap(3)	Supplemental Plan	N/A	$-
	Qualified Plan	N/A	$-
Kristopher R. Westbrooks(3)	Supplemental Plan	N/A	$0
	Qualified Plan	N/A	$0
Frank A. DiPiero(3)	Supplemental Plan	N/A	$0
	Qualified Plan	N/A	$0
William P. Bryan	Supplemental Plan	42.5	$335,000
	Qualified Plan	42.5	$1,107,000
Thomas D. Moline	Supplemental Plan	35.5	$301,000
	Qualified Plan	35.5	$1,007,000

(1)

The “Present Value of Accumulated Benefit” is the present value, as of December 31, 2019. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 3.51% discount rate and updated mortality statistics consistent with the 2019 Society of Actuaries revised mortality projection scale. Benefits for the applicable NEOs were determined assuming no probability of termination, retirement, death or disability before age 62, except for Mr. Timken for whom a commencement age of 55 was used.

(2)

Because Mr. Timken did not have a combination of age and service that equaled or exceeded 50 as of December 31, 2003, he did not accumulate any service under the Qualified Plan after December 31, 2003.

(3)	Because Messrs. Dunlap, Westbrooks and DiPiero were hired after January 1, 2004, they do not accumulate any service under either the Supplemental or Qualified Plan.

2019 Nonqualified deferred compensation table

The table below sets forth information regarding contributions, earnings and withdrawals during 2019 and the account balances as of December 31, 2019, for the NEOs under the TimkenSteel Corporation Deferred Compensation Plan:

Name	Executive contributions in 2019 (1)	Company contributions in 2019 (1)	Aggregate earnings in 2019 (2)	Aggregate withdrawals/ distributions in 2019	Aggregate balance at December 31, 2019 (3)

Ward J. “Tim” Timken, Jr.	$35,827	$75,168	$206,263	$-	$2,802,387

Terry L. Dunlap	$-	$-	$-	$-	$-

Kristopher R. Westbrooks	$-	$1,317	$-	$-	$1,317

Frank A. DiPiero	$-	$-	$-	$-	$-

William P. Bryan	$-	$-	$-	$-	$-

Thomas D. Moline	$-	$-	$-	$-	$-

(1)	Amounts shown as executive contributions or company contributions in 2019 are reported in the 2019 Summary compensation table.

(2)

This amount includes interest earned from cash deferrals. Earnings during this year and previous years were not above market or preferential; therefore, these amounts are not included in the 2019 Summary compensation table.

(3)

Amounts included in the aggregate balances that previously were reported as compensation in the Summary compensation table for previous years (or would have been had the recipient been identified as a NEO for such years) are as follows: Mr. Timken, $1,776,608.

Potential payments upon termination or change in control

The company has entered into severance agreements with each of its NEOs (other than Mr. Dunlap) that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, our NEOs are entitled to post-termination payments or benefits under award agreements entered into under the TimkenSteel Amended and Restated 2014 Equity and Incentive Compensation Plan and, under certain circumstances, under our retirement and benefit plans. The following circumstances would trigger post-termination payments to our named executive officers: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability; and death. For purposes of calculating the payments that would be due to each of our NEOs, the termination scenarios described below assume a December 31, 2019 termination date.

Change in control

Under the Severance Agreements with our NEOs, when certain events occur, such as a reduction in responsibilities or termination of employment without cause, following a change in control of the company (as defined in the Severance Agreements), the NEO is entitled to receive a cash severance payment in an amount equal to a multiple of three times the sum of his annual base salary and the greater of: (1) his target annual amount of incentive compensation for the year in which he terminates employment; or (2) his target annual amount of incentive compensation for the year in which the change in control occurs. The form of Severance Agreement does not contain an excise tax gross-up provision. Rather, the agreements provide that the NEO can choose the “best net” benefit of either: (1) paying all excise taxes incurred with respect to the change in control benefits, without a gross-up by the company; or (2) accepting aggregate change in control benefits that do not exceed the excise tax threshold. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement.

In addition, the NEO would receive a lump sum amount representing the SERP benefit. The lump sum amount is determined by calculating the benefit under the Qualified Plan and the SERP assuming the NEO continued to earn service for three additional years with annual earnings during those three years equal to the compensation described above. This lump sum is determined based on mortality tables and interest rates promulgated by the IRS under Section 417(e)(3) of the Internal Revenue Code and would be reduced by the lump sum equivalent of the benefit payable from the Qualified Plan.

Under the terms of the agreements pursuant to which equity is awarded to our NEOs, if following a change in control there would be a loss of equity by the NEO because (a) the equity of the company is not continued and the value of the equity award is not replaced with an equivalent equity instrument of the surviving entity or (b) the NEO’s employment is involuntarily terminated or voluntarily terminated with good cause (as defined in the agreement), then in those circumstances any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options.

Finally, the NEO would be entitled to continuation of health and welfare benefits for three years and career outplacement services.

Voluntary termination

In the case of a voluntary termination of employment by an NEO, the NEO is not entitled to receive, and the company will not make any cash severance, retirement benefits or other perquisite payments, and unvested equity-based grants will not vest.

Involuntary termination with cause

The company provides no cash severance, retirement benefits, other perquisite payments or vesting of any equity-based grants when an NEO is terminated by the company with cause. As used in the Severance Agreements, termination with “cause” means the commission of an intentional act of fraud, embezzlement or theft in connection with the NEO’s duties with the company; an intentional wrongful disclosure of secret processes or confidential information of the company or a company subsidiary; or an intentional wrongful engagement in any competitive activity (as defined in the Severance Agreements) which would constitute a material breach of the officer’s duty of loyalty to the company.

If the company terminates the NEO’s employment for cause, any benefit payable from a qualified plan will be forfeited.

Involuntary termination without cause

The Severance Agreements with our NEOs provide that, in the case of an involuntary termination without cause, the NEO is entitled to severance equal to 1.5 times the sum of his base salary and highest annual incentive compensation during the preceding five years (not to exceed target), except that the agreement with our former Chairman, CEO and President entitled him to severance of 2 times the sum of his base salary and highest annual incentive compensation during the preceding five years (not to exceed target). Each NEO also is entitled to continuation of health and welfare benefits through the severance period and career outplacement services. In consideration for providing severance benefits, the company receives confidentiality and non-compete covenants from the NEOs, as well as a release of liability for all claims against the company.

Retirement

“Retirement” means either: (1) retirement of the NEO prior to age 62, if the Compensation Committee of the Board of Directors determines that such retirement is for the convenience of the company; or (2) retirement of the NEO on or after age 62.

In addition to retirement benefits shown in the “2019 Pension benefits table” (which are not shown in the following table of termination scenarios), NEOs who retire under the circumstances described above will be entitled to receive prorated payouts of performance shares and continued normal vesting of other unvested equity awards as if the officer had remained in the continuous employ of the company for the remainder of the vesting period.

Death or permanent disability

“Permanent Disability” occurs if the NEO qualifies for permanent disability benefits under a disability plan or program of the company or, in the absence of a disability plan or program of the company, under a government-sponsored disability program.

All equity-based awards immediately vest in the event of death or permanent disability except performance shares, which are prorated and then vest at the end of the performance period. In the case of disability, the NEO has up to five years to exercise stock options. In the case of the NEO’s death, the NEO’s beneficiary will have one year following the death to exercise stock options.

Termination scenarios for NEOs

Mr. Timken (7)
	Voluntary resignation	Termination with cause	Retirement(6)	Death and disability	Termination without cause	Change in control
Cash severance	$0	$0	$0	$0	$4,038,721	$0
Equity	$0	$0	$0	$0	$1,261,828	$0
Retirement benefits	$0	$0	$0	$0	$0	$0
Other benefits	$0	$0	$0	$0	$50,000	$0
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$0	$5,350,549	$0
Mr. Dunlap (8)
	Voluntary resignation	Termination with cause	Retirement(6)	Death and disability	Termination without cause	Change in control
Cash severance	$0	$0		$1,035,000	$1,035,000	$1,035,000
Equity	$0	$0		$1,393,853	$314,128	$1,393,853
Retirement benefits	$0	$0		$0	$0	$0
Other benefits	$0	$0		$0	$0	$0
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$2,428,853	$1,349,128	$2,428,853
Mr. Westbrooks
	Voluntary resignation	Termination with cause	Retirement(6)	Death and disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$1,029,685	$2,059,370
Equity(2)	$0	$0		$263,048	$262,390	$236,976
Retirement benefits(3)	$0	$0		$0	$0	$97,000
Other benefits(4)	$0	$0		$0	$42,500	$65,000
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$263,048	$1,334,575	$2,458,346
Mr. DiPiero
	Voluntary resignation	Termination with cause	Retirement(6)	Death and disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$945,439	$1,890,878
Equity(2)	$0	$0		$316,456	$352,217	$364,140
Retirement benefits(3)	$0	$0		$0	$0	$115,000
Other benefits(4)	$0	$0		$0	$42,500	$65,000
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$316,456	$1,340,156	$2,435,018
Mr. Bryan
	Voluntary resignation	Termination with cause	Retirement(6)	Death and disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$672,426	$1,344,852
Equity(2)	$0	$0		$147,131	$194,565	$201,379
Retirement benefits(3)	$0	$0	$72,000	$0	$0	$268,000
Other benefits(4)	$0	$0		$0	$42,500	$65,000
Excise tax gross-up(5)						$0
Total	$0	$0	$72,000	$147,131	$909,491	$1,879,231
Mr. Moline
	Voluntary resignation	Termination with cause	Retirement(6)	Death and disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$672,426	$1,344,852
Equity(2)	$0	$0		$187,967	$208,401	$215,215
Retirement benefits(3)	$0	$0	$148,000	$0	$0	$277,000
Other benefits(4)	$0	$0		$0	$42,500	$65,000
Excise tax gross-up(5)						$0
Total	$0	$0	$148,000	$187,967	$923,327	$1,902,067

(1)	“Cash severance” refers to amounts payable to each NEO (other than Messrs. Timken and Dunlap) under the Severance Agreements.

(2)

“Equity” includes the value of restricted stock units, performance shares and stock option grants which the NEO will be entitled to receive under the termination scenarios described in the table. As discussed above, equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by an involuntary termination of employment or a termination of employment for good cause, or at the time of death or permanent disability. In the case of an involuntary termination without cause, equity-based grants will continue to vest through the period of time represented by the cash severance multiple. For purposes of calculating the value of equity reflected in this table, all full-share awards are valued at the closing price of our common shares on December 31, 2019, which was $7.86. As of December 31, 2019, all outstanding stock options, with the exception of the February 17, 2016 grant, were below the exercise price, resulting in minimal value in the table. Our equity grant agreements include a double-trigger vesting requirement for awards in the event of a change in control.

(3)	“Retirement Benefits” represent the value of additional benefits earned under the qualified and supplemental plans as a result of a change in control.

(4)

“Other Benefits” includes the value of health and welfare benefits through the applicable severance period, with an estimated value of $15,000 per year, plus outplacement services with an estimated value of $20,000.

(5)	“Excise Tax Gross-Up” will not be triggered for any of the NEOs, as each of them has entered into an agreement that excludes the payment of tax gross-up amounts.

(6)	Values are shown under the retirement scenario only for those NEOs who were eligible for normal retirement or early retirement as of December 31, 2019.

(7)

The “cash severance” and “other benefits” amounts reflect the amounts paid to Mr. Timken as a result of his termination of employment with the company on October 8, 2019, in accordance with the terms of the Severance Agreement previously entered into between Mr. Timken and the company. The value reflected under “equity” for Mr. Timken includes the value as of December 31, 2019 of 319,960 nonqualified stock options granted on February 17, 2016, which were above the grant price of $7.46; 41,313 restricted stock units that will vest on March 1, 2022 and are no longer subject to any risk of forfeiture; and 102,942 performance shares, which will vest on December 31, 2021, subject to satisfaction of the performance objectives established in March 2019. All other stock options held by Mr. Timken were underwater and had no value as of December 31, 2019.

(8)

The “cash severance” amount shown for Mr. Dunlap reflects the value of the monthly cash payments remaining to be paid at December 31, 2019, in accordance with the terms of the compensation package awarded Mr. Dunlap upon his appointment as Interim CEO and President. This compensation package guaranteed him pay of $115,000 per month for a minimum of one year from the date of his appointment, except in the event of a voluntary resignation or termination for cause. Values shown under “equity” for Mr. Dunlap in the event of a change-in-control or death and disability include the value as of December 31, 2019 of 165,600 restricted stock units awarded Mr. Dunlap upon his appointment as Interim CEO and President and 11,735 deferred shares awarded him in May 2019 as compensation for his service as a non-employee director. The value shown under involuntary termination includes the prorated value of these restricted stock units and deferred shares assuming a termination date of December 31, 2019. For purposes of calculating the value of equity reflected in this table, all full-share awards (including restricted stock units and deferred shares) are valued at the closing price of our common shares on December 31, 2019, which was $7.86.

CEO pay ratio

For 2019, the ratio of the annual total CEO compensation to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than the CEO) as described below (“Median Annual Compensation”) was approximately 51 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this CEO pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this CEO pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2017 (the “Determination Date”). For 2019, we elected to use the same Median Employee that we identified in 2017 as there have been no significant changes in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure.

For purposes of calculating the CEO pay ratio, the CEO compensation for 2019 was determined to be $4,673,724, which matches Mr. Timken’s and Mr. Dunlap’s combined total compensation for their service as Chairman, CEO and President and Interim CEO and President, respectively, as reflected in the 2019 Summary compensation table, plus Mr. Timken’s company-paid health care benefit costs of $16,663; but does not include the severance payment made to Mr. Timken. In the case of Mr. Dunlap, we used the amount shown in the ”Total” column of the Summary compensation table, minus the amounts that were paid to Mr. Dunlap for his service as a non-employee director through October 8, 2019. With respect to the Median Employee, the Median Annual Compensation was calculated using the same methodology the company uses to calculate compensation for the named executive officers as set forth in the 2019 Summary compensation table included in this proxy statement, and then adjusted to add the value of company-paid health care benefit costs. The Median Annual Compensation for 2019 was determined to be $92,369.

In terms of our selection of the Median Employee, on December 31, 2017, the company employed a total of 2,829 employees (including 2,789 employees based in the United States). The company determined the Median Employee as of December 31, 2017 by identifying total cash compensation for the period beginning on January 1, 2017 and ending on December 31, 2017 for 2,788 employees who were employed by the company on that date. This group of employees included all full- and part-time employees but excluded Mr. Timken and 40 non-U.S. employees (consisting of 22 employees in Mexico, 14 employees in China, 2 employees in the United Kingdom and 2 employees in Poland). This group of employees did not include any independent contractors or “leased” workers and did not exclude any employees of businesses acquired by us or combined with us. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this CEO pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2017. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program, including base salary, bonus payments, equity compensation and any imputed income.

Proposal 4

Approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan

General

On February 12, 2020, upon recommendation by the Compensation Committee, the Board of Directors approved and adopted, subject to the approval of the company’s shareholders at the annual meeting, the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan (the “2020 Plan”) to succeed the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan, including as amended or amended and restated (the “2014 Plan” or the “Predecessor Plan”).

You are being asked to approve the 2020 Plan. The 2020 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the company’s needs and authorizes a variety of award types designed to advance the interests and long-term success of the company by encouraging stock ownership among employees (including officers), non-employee directors and certain consultants or other service providers of the company and its subsidiaries.

Shareholder approval of the 2020 Plan would make available for issuance as awards under the 2020 Plan up to 2,000,000 new common shares, without par value, of the company (“Common Shares”), as described below and in the 2020 Plan, with such amount subject to adjustment, including under the share counting rules.

The Board recommends that you vote to approve the 2020 Plan. If the 2020 Plan is approved by shareholders at the annual meeting, it will be effective as of the day of the annual meeting, and no further grants will be made on or after such date under the Predecessor Plan. Outstanding awards under the Predecessor Plan, however, will continue in effect in accordance with their terms. If the 2020 Plan is not approved by our shareholders, no awards will be made under the 2020 Plan, and the Predecessor Plan will remain in effect.

The actual text of the 2020 Plan is attached to this proxy statement as Appendix B. The following description of the 2020 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix B.

Why we believe you should vote for this proposal

The 2020 Plan authorizes the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted shares, restricted share units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, Common Shares, for the purpose of providing incentives and rewards for service and/or performance to our employees (including our officers), non-employee directors and certain consultants and other service providers of the company and its subsidiaries. Some of the key features of the 2020 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2020 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors. The use of Common Shares as part of our compensation program is important because equity-based awards are an essential component of our compensation program for key employees, as they help link compensation with long-term shareholder value creation and reward participants based on service and/or performance.

As of March 2, 2020, only 735 Common Shares remained available for issuance under the 2014 Plan. If the 2020 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation. This approach may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our business or returned to our shareholders.

The following includes aggregated information regarding our view of the overhang and dilution associated with the Predecessor Plan and the potential dilution associated with the 2020 Plan. This information is as of March 2, 2020. As of that date, there were approximately 44,938,082 Common Shares outstanding.

Common Shares subject to outstanding awards and available for future awards under the 2014 Plan:

Total Common Shares subject to outstanding awards (stock options, time-based RSUs, deferred shares and performance-based RSUs assuming maximum performance): 4,864,689 shares (approximately 10.83% of our outstanding Common Shares)

Total Common Shares available for future awards under the 2014 Plan: 735 shares (approximately 0.00% of our outstanding Common Shares) (however, as noted above, no further grants will be made under the 2014 Plan upon the effective date of the 2020 Plan)

In summary, the total number of Common Shares subject to outstanding awards (4,864,689 shares), plus the total number of Common Shares available for future awards under the 2014 Plan (735 shares), represents a current overhang percentage of 9.76% (in other words, the potential dilution of our shareholders represented by the Predecessor Plan).

Proposed Common Shares available for awards under the 2020 Plan:

2,000,000 new shares (approximately 4.45% of our outstanding Common Shares, which percentage reflects the simple dilution of our shareholders that would occur if the 2020 Plan is approved), subject to adjustment, including under the share counting rules of the 2020 Plan.

The total Common Shares subject to outstanding awards as of March 2, 2020 (4,864,689 shares), plus the proposed Common Shares available for future awards under the 2020 Plan (up to 2,000,000 shares), represent a total overhang of 6,864,689 shares (13.25%) under the 2020 Plan.

Based on the closing price on the NYSE for our Common Shares on March 2, 2020 of $5.26 per share, the aggregate market value as of March 2, 2020 of the up to 2,000,000 Common Shares requested under the 2020 Plan was $10,520,000.

In fiscal years 2017, 2018, and 2019, we granted awards (including stock options, restricted stock units, performance-based restricted stock units and deferred shares) under the 2014 Plan covering 676,940 shares, 746,606 shares, and 1,090,838 shares, respectively. Based on our basic weighted average Common Shares outstanding for those three fiscal years of 44,445,747, 44,584,668, and 44,820,153, respectively, for the three-fiscal-year period 2017-2019, our average burn rate, not taking into account forfeitures, was 1.88%. (Our individual years’ burn rates were 1.52% for fiscal 2017, 1.67% for fiscal 2018 and 2.43% for fiscal 2019.)

In determining the number of shares to request for approval under the 2020 Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2020 Plan.

If the 2020 Plan is approved, we intend to utilize the shares authorized under the 2020 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2020 Plan will last for about two years, based on our historic grant rates, new hiring and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the 2020 Plan to determine the number and amount of awards to be granted under the 2020 Plan, subject to the terms of the 2020 Plan. Future benefits that may be received by participants under the 2020 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.

In evaluating this proposal, shareholders should consider all of the information in this proposal.

2020 Plan highlights

Reasonable 2020 Plan limits

Generally, awards under the 2020 Plan are limited to 2,000,000 Common Shares, plus Common Shares subject to any forfeitures (or similar events) that occur under the 2014 Plan or the 2020 Plan after the effective date of the 2020 Plan. These shares may be shares of original issuance or treasury shares, or a combination of the two.

The 2020 Plan also provides that, subject as applicable to adjustment and the applicable Common Shares counting provisions as described in the 2020 Plan:

•	the aggregate number of Common Shares actually issued or transferred upon the exercise of incentive stock options will not exceed 2,000,000 Common Shares;

•

the number of Common Shares subject to awards granted under the 2020 Plan other than stock options or SARs (after taking into account any applicable share recycling provisions under the 2020 Plan) will not, during the life of the 2020 Plan, in the aggregate exceed 1,800,000 Common Shares; and

•

no non-employee director will be granted, in any one calendar year, compensation for such service having an aggregate maximum value (measured at the date of grant and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.

Limited share recycling provisions

Subject to certain exceptions described in the 2020 Plan, if any award granted under the 2020 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, will again be available under the 2020 Plan. Additionally, if after the effective date of the 2020 Plan, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2020 Plan. The following Common Shares will not be added (or added back, as applicable) to the aggregate share limit under the 2020 Plan: (1) Common Shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2020 Plan, and (2) Common Shares reacquired by the company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2020 Plan. Further, none of the Common Shares covered by share-settled SARs that are exercised and settled in shares, whether or not all Common Shares covered by the SARs are actually issued to the participant upon exercise, will be added back to the aggregate number of shares available under the 2020 Plan. In addition, Common Shares withheld by us, tendered or otherwise used to satisfy tax withholding with respect to stock options or SARs will not be added (or added back, as applicable) to the aggregate share limit under the 2020 Plan. However, Common Shares withheld by us, tendered or otherwise used to satisfy tax withholding with respect to awards other than stock options or SARs will be added back to the aggregate number of Common Shares available under the 2020 Plan, but only for a period not to exceed 10 years from the effective date of the 2020 Plan. If a participant elects to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of shares available under the 2020 Plan.

Any Common Share that becomes available under the 2020 Plan as described above will be added (or added back, as applicable) as (A) one Common Share if such Common Share was subject to an award granted under the 2020 Plan or a stock option or stock appreciate right granted under the Predecessor Plan, (B) 2.46 Common Shares if such Common Share was subject to an award granted under the Predecessor Plan prior to April 28, 2016 other than a stock option or stock appreciation right, and (C) 2.50 Common Shares if such Common Share was subject to an award granted under the Predecessor Plan on or after April 28, 2016 other than a stock option or stock appreciation right.

No repricing without shareholder approval

Outside of certain corporate transactions or adjustment events described in the 2020 Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, and “underwater” stock options or SARs cannot be canceled in exchange for cash or replaced with other awards with a lower exercise or base price, without shareholder approval under the 2020 Plan.

Change in control definition

The 2020 Plan includes a non-liberal definition of “change in control,” which is described below.

Default change in control treatment

The 2020 Plan includes the following “default” treatment for awards in the event of a change in control:

•

Unless otherwise determined by the Compensation Committee, each applicable evidence of award will provide that, in the event of a change in control, for outstanding awards under the 2020 Plan that vest, are earned or become exercisable (as applicable) based solely on employment, service or the passage of time (as opposed to the achievement of one or more management objectives), such awards will accelerate and vest, be earned or become exercisable, as applicable, where either (A) within a specified period the participant’s employment or service is involuntarily terminated for reasons other than for cause, the participant terminates his or her employment or service for good reason or the participant’s employment or service is terminated due to the participant’s death or disability, or (B) such awards are not assumed or converted into replacement awards in a manner described in the evidence of award.

•

Unless otherwise determined by the Compensation Committee, each applicable evidence of award will provide that, in the event of a change in control, for outstanding awards under the 2020 Plan that vest, are earned or become exercisable (as applicable) based on the achievement of one or more management objectives (as opposed to only employment, service or the passage of time), such awards will accelerate and vest, be earned or become exercisable, as applicable, based on the greater of (A) target performance or (B) actual performance (or the Common Share price relating to the change in control, if applicable) determined as of the date of the change in control, where either (1) within a specified period the participant’s employment or service is involuntarily terminated for reasons other than for cause, the participant terminates his or her employment or service for good reason or the participant’s employment or service is terminated due to the participant’s death or disability, or (2) such awards are not assumed or converted into replacement awards in a manner described in the evidence of award.

Exercise or base price limitation

The 2020 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2020 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a Common Share on the date of grant.

Minimum vesting periods

Awards granted under the 2020 Plan will vest no earlier than after a minimum one-year vesting period or one-year performance period, as applicable. However, an aggregate of up to 5% of the Common Shares available for awards under the 2020 Plan, as may be adjusted under the terms of the 2020 Plan, may be used for awards that do not at grant comply with such minimum vesting requirement. Further, the minimum vesting requirement does not preclude the committee, in its sole discretion, from (1) providing for continued vesting or accelerated vesting for any award under the 2020 Plan, including in connection with or following the retirement, death, disability or termination of employment or service of a participant or (2) exercising its discretionary vesting authority under the 2020 Plan at any time following the grant of an award.

Summary of other material terms of the 2020 Plan

Administration

The 2020 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board of Directors designated by the Board to administer the 2020 Plan; provided, however, that notwithstanding anything in the 2020 Plan to the contrary, the Board may grant awards under the 2020 Plan to non-employee directors and administer the 2020 Plan with respect to such awards. References to the “committee” in this proposal generally refer to the Compensation Committee or such other committee designated by the Board, or the Board, as applicable. The committee may from time to time delegate all or any part of its authority under the

2020 Plan to a subcommittee. Any interpretation, construction and determination by the committee of any provision of the 2020 Plan, or of any agreement, notification or document evidencing the grant of awards under the 2020 Plan, will be final and conclusive. To the extent permitted by applicable law, the committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the company, such administrative duties or powers as it deems advisable. In addition, the committee may by resolution, subject to certain restrictions set forth in the 2020 Plan, authorize one or more officers of the company to (1) designate employees to be recipients of awards under the 2020 Plan and (2) determine the size of such awards. The committee may not, however, delegate such responsibilities to officers for awards granted to non-employee directors or certain officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The committee is authorized to take appropriate action under the 2020 Plan subject to the express limitations contained in the 2020 Plan.

Eligibility

Any person who is selected by the committee to receive benefits under the 2020 Plan and who is at that time an officer or other employee of the company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2020 Plan. In addition, non-employee directors of the company and certain persons (including consultants) who provide services to the company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”) may also be selected by the committee to participate in the 2020 Plan. As of March 2, 2020, there were approximately 74 employees, nine non-employee directors and no consultants of the company eligible to participate in the 2020 Plan. The basis for participation in the 2020 Plan by eligible persons is the selection of such persons for participation by the committee (or its proper delegate) in its discretion.

Shares available for awards under the 2020 Plan

Subject to adjustment as described in the 2020 Plan and the 2020 Plan share counting rules, the number of Common Shares available under the 2020 Plan for awards of stock options or SARs, restricted shares, RSUs, performance shares or performance units, other stock-based awards under the 2020 Plan, or dividend equivalents paid with respect to awards under the 2020 Plan will not exceed, in the aggregate, 2,000,000 Common Shares, plus Common Shares that become available under the 2020 Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of 2020 Plan awards (or, as described, Predecessor Plan awards), after the effective date of the 2020 Plan.

Share counting

Generally, the aggregate number of Common Shares available under the 2020 Plan will be reduced by one Common Share for every one Common Share subject to an award granted under the 2020 Plan.

Types of awards under the 2020 Plan

Pursuant to the 2020 Plan, the company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Internal Revenue Code (the “Code”), SARs, restricted shares, RSUs, performance shares, performance units, and certain other awards based on or related to our Common Shares.

Generally, each grant of an award under the 2020 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the committee (an “Evidence of Award”), which will contain such terms and provisions as the committee may determine, consistent with the 2020 Plan. A brief description of the types of awards which may be granted under the 2020 Plan is set forth below.

Stock options: A stock option is a right to purchase Common Shares upon exercise of the stock option. Stock options granted to an employee under the 2020 Plan may consist of either an incentive stock option, a non-qualified stock option that is not intended to be an incentive stock option under Section 422 of the Code, or a combination of both. Incentive stock options may only be granted to employees of the company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, stock options must have an exercise price per share that is not less than the fair market value of a Common Share on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The committee may provide in an Evidence of Award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of Common Shares subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will become exercisable. Stock options may provide for continued vesting or the earlier exercise of the stock options, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the company of Common Shares owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the committee, by a net exercise arrangement pursuant to which the company will withhold Common Shares otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2020 Plan may not provide for dividends or dividend equivalents.

SARs: The committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the committee may determine, of the spread between the base price and the value of our Common Shares on the date of exercise.

Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the company or any subsidiary that is necessary before the SARs or installments of such SARs will become exercisable. SARs may provide for continued vesting or earlier exercise, including in the case of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Shares or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a Common Share on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. The committee may provide in an Evidence of Award for the automatic exercise of a SAR. SARs granted under the 2020 Plan may not provide for dividends or dividend equivalents.

Restricted shares: Restricted shares constitute an immediate transfer of the ownership of Common Shares to the participant in consideration of the performance of services, entitling such participant to voting, dividend and other ownership rights (subject in particular to certain dividend provisions in the 2020 Plan), subject to the substantial risk of forfeiture and restrictions on transfer determined by the committee for a period of time determined by the committee or until certain management objectives specified by the committee are achieved. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per Common Share on the date of grant.

Any grant of restricted shares may specify management objectives regarding the vesting of the restricted shares. Any grant of restricted shares may require that any and all dividends or distributions paid on restricted shares that remains subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted shares, which will be subject to the same restrictions as the underlying restricted shares, but any such dividends or other distributions on restricted shares must be deferred until, and paid contingent upon, the vesting of such restricted shares. Restricted shares may provide for continued vesting or the earlier vesting of such restricted shares, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Each grant of restricted shares will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2020 Plan and will contain such terms and provisions, consistent with the 2020 Plan, as the committee may approve.

RSUs: RSUs awarded under the 2020 Plan constitute an agreement by the company to deliver Common Shares, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives)

during the restriction period as the committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our Common Shares on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Shares deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the committee, on a deferred and contingent basis, based upon the vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, Common Shares or any combination of the two.

Performance shares, performance units and cash incentive awards: Performance shares, performance units and cash incentive awards may also be granted to participants under the 2020 Plan. A performance share is a bookkeeping entry that records the equivalent of one Common Share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of performance shares, performance units or a cash incentive award that have been earned.

Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

The performance period with respect to each grant of performance shares or performance units or cash incentive award will be a period of time determined by the committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Other awards: Subject to applicable law and applicable share limits under the 2020 Plan, the committee may grant to any participant Common Shares or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such Common Shares, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into Common Shares; purchase rights for Common Shares; awards with value and payment contingent upon performance of the company or specified subsidiaries, affiliates or other business units or any other factors designated by the committee; and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of, the subsidiaries, affiliates or other business units of the company. The terms and conditions of any such awards will be determined by the committee. Common Shares delivered under such an award in the nature of a purchase right granted under the 2020 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the committee determines.

In addition, the committee may grant cash awards, as an element of or supplement to any other awards granted under the 2020 Plan. The committee may also authorize the grant of Common Shares as a bonus or may authorize the grant of Other Awards in lieu of obligations of the company or a subsidiary to pay cash or deliver other property under the 2020 Plan or under other plans or compensatory arrangements, subject to terms determined by the committee in a manner that complies with Section 409A of the Code.

Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. The committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, in cash or in additional Common Shares, based upon the earning and vesting of such awards.

Change in control

The 2020 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the committee in an Evidence of Award, a change in control shall be deemed to have occurred upon the occurrence of any of the following events (subject to certain exceptions and limitations and as further described in the 2020 Plan): (1) any individual, entity or group is or becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding Common Shares or voting shares of the company (subject to certain exceptions); (2) a majority of the Board ceases to be comprised of incumbent directors; (3) a consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the company, as described in the 2020 Plan (subject to certain exceptions); or (4) approval by the shareholders of the company of a complete liquidation or dissolution of the company (subject to certain exceptions).

Management objectives

The 2020 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2020 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the committee, stock options, SARs, restricted shares, RSUs, dividend equivalents or Other Awards.

Additionally, if the committee determines that a change in the business, operations, corporate structure or capital structure of the company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the committee deems appropriate and equitable.

Transferability of awards

Except as otherwise provided by the committee, and subject to the terms of the 2020 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted share, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2020 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2020 Plan be transferred for value. Except as otherwise determined by the committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The committee may specify on the grant date that all or part of the Common Shares that are subject to awards under the 2020 Plan will be subject to further restrictions on transfer.

Adjustments

The committee will make or provide for such adjustments in: (1) the number and kind of Common Shares covered by outstanding stock options, SARs, restricted shares, RSUs, performance shares and performance units granted under the 2020 Plan; (2) if applicable, the number and kind of Common Shares covered by Other Awards granted pursuant to the 2020 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the committee in its sole discretion, exercised in good faith, determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the company, the committee may provide in substitution for any or all outstanding awards under the 2020 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the company, the committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The committee will make or provide for such adjustments to the numbers of Common Shares available under the 2020 Plan and the share limits of the 2020 Plan as the committee in its sole discretion may in good faith determine to be appropriate to reflect such transaction or event. Any adjustment to the limit on the number of Common Shares that may be issued upon exercise of Incentive Stock Options, however, will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on repricing

Except in connection with certain corporate transactions or changes in the capital structure of the company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without shareholder approval. The 2020 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our shareholders.

Detrimental activity and recapture

Any Evidence of Award may reference a clawback policy of the company or provide for the cancellation or forfeiture of an award, or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the committee or under Section 10D of the Securities Exchange Act of 1934 and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

Grants to non-U.S. based participants

In order to facilitate the making of any grant or combination of grants under the 2020 Plan, the committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the company or any of its subsidiaries outside of the United States of America or who provide services to the company or any of its subsidiaries under an agreement with a foreign nation or agency, as the committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2020 Plan (including sub-plans) (to be considered part of the 2020 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the 2020 Plan as then in effect unless the 2020 Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.

Withholding

To the extent the company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2020 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Shares, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the committee, we will withhold Common Shares having a value equal to the amount required to be withheld. When a participant is required to pay the company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, Common Shares having a value equal to the amount required to be withheld or by delivering to us other Common Shares held by such participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to the 2020 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences,

(2) such additional withholding amount is authorized by the committee, and (3) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of stock options.

No right to continued employment

The 2020 Plan does not confer upon any participant any right with respect to continuance of employment or service with the company or any of its subsidiaries.

Effective date of the 2020 Plan

The 2020 Plan will become effective on the date it is approved by the company’s shareholders. No grants will be made under the Predecessor Plan on or after the date on which our shareholders approve the 2020 Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following such date.

Amendment and termination of the 2020 Plan

The Board of Directors generally may amend the 2020 Plan from time to time in whole or in part. If any amendment, however, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the 2020 Plan) (1) would materially increase the benefits accruing to participants under the 2020 Plan, (2) would materially increase the number of securities which may be issued under the 2020 Plan, (3) would materially modify the requirements for participation in the 2020 Plan or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the NYSE, or, if the Common Shares are not traded on the NYSE, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the 2020 Plan’s prohibition on repricing, the committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the 2020 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2020 Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2020 Plan or waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the 2020 Plan at any time. Termination of the 2020 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2020 Plan on or after the tenth anniversary of the effective date of the 2020 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the 2020 Plan.

Allowances for conversion awards and assumed plans

Common Shares issued or transferred under awards granted under the 2020 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2020 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2020 Plan, under circumstances further described in the 2020 Plan, but will not count against the aggregate share limit or other 2020 Plan limits described above.

New plan benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2020 Plan because the grant and actual settlement of awards under the 2020 Plan are subject to the discretion of the plan administrator.

U.S. federal income tax consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2020 Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2020 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and social security taxes), or state, local or foreign tax consequences.

Tax consequences to participants

Restricted shares: The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance shares, performance units and cash incentive awards: No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Nonqualified stock options: In general, no income will be recognized by an optionee at the time a non-qualified stock option is granted. At the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive stock options: No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If Common Shares are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs: No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

RSUs: No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax consequences to the company or its subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction from any applicable federal income tax, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1.0 million limitation on certain executive compensation under Section 162(m) of the Code.

Code Section 162(m)

Section 162(m) of the Code generally disallows a deduction for certain compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) to the extent that compensation to a covered employee exceeds $1.0 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code has historically not been subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. Currently, the company does not anticipate that it will be able to make any future grants under the 2020 Plan that will be intended to qualify for the performance-based exception. To be clear, shareholders are not being asked to approve the 2020 Plan (or any of its provisions) for purposes of Section 162(m) of the Code or the performance-based exception.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Shares under the 2020 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2020 Plan by our shareholders.

Your Board of Directors recommends a vote for approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan.

Equity compensation plan information

The following table sets forth certain information as of December 31, 2019, regarding the only equity compensation plan maintained by us on that date, the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan (the “Equity Plan”).

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans reflected in column (a)(3)
Equity compensation plans approved by security holders(4)	3,850,330	$20.64	2,430,868

Equity compensation plans not approved by security holders	—	—	—
Total	3,850,330	$20.64	2,430,868

(1)

The amount shown in column (a) includes the following: nonqualified stock options - 2,641,570; deferred shares - 181,759; performance-based restricted stock units - 105,273; and time-based restricted stock units - 921,728 (which includes 658,642 cliff-vested restricted stock units).

(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)

The amount shown in column (c) represents common shares remaining available under the Equity Plan, under which the Compensation Committee is authorized to make awards of option rights, appreciation rights, restricted shares, restricted stock units, deferred shares, performance shares, performance units and cash incentive awards. Awards may be credited with dividend equivalents payable in the form of common shares. Under the Equity Plan, for any award that is not an option right or a stock appreciation right, 2.46 common shares for awards granted before April 28, 2016 and 2.50 common shares for awards granted on or after April 28, 2016, are subtracted from the maximum number of common shares available under the plan for every common share issued under the award. For awards of option rights and stock appreciation rights, however, only one common share is subtracted from the maximum number of common shares available under the plan for every common share granted.

(4)

The company also maintains the Director Deferred Compensation Plan pursuant to which non-employee Directors may defer receipt of common shares authorized for issuance under the Equity Plan. The table does not include separate information about this plan because it merely provides for the deferral, rather than the issuance, of common shares.

Annual meeting information

Questions and answers

What is the purpose of this proxy statement?

This proxy statement and the accompanying proxy card are being made available to shareholders beginning on or about March 19, 2020, in connection with the company’s solicitation of proxies for the 2020 annual meeting of shareholders to be held on May 6, 2020, at 10 a.m. local time at the corporate offices of the company (1835 Dueber Ave. S.W., Canton, Ohio 44706), and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the notice accompanying this proxy statement.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares you own in accordance with your instructions. The person you appoint to vote your shares also is called a proxy. On the proxy card, you will find the names of the persons designated by the company to act as proxies to vote your shares at the annual meeting. The designated proxies are required to vote your shares in the manner you instruct.

Who can vote?

Record holders of TimkenSteel Corporation common stock at the close of business on February 28, 2020 (the “Record Date”) are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the Record Date. On that date, there were 44,938,082 of our common shares outstanding.

How do I vote?

Registered holders. If your shares are registered in your name, you may vote in person at the meeting or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways:

By telephone. After reading the proxy materials, you may call the toll-free number 1-888-693-8683. You will be prompted to enter your control number, which you can find on your notice of internet availability or your proxy card. This number will identify you and the company. Then you can follow the simple instructions that will be given to you to record your vote. Telephone voting will be available until 6 a.m. EDT on May 6, 2020.

Over the internet. After reading the proxy materials, you may use a computer to access the website www.cesvote.com. You will be prompted to enter your control number, which you can find on your notice of internet availability or your proxy card. This number will identify you and the company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available until 6 a.m. EDT on May 6, 2020.

By mail. After reading the proxy materials, you may vote your shares by marking, signing, dating and returning your proxy card to the company’s tabulation agent, Corporate Election Services, Inc. (“Corporate Election Services” or “CES”), in the postage-paid envelope provided, or return it to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. Proxy cards returned by mail must be received by CES by 6 a.m. EDT on May 6, 2020, in order for your vote to be recorded.

The internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote in person, by telephone, over the internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for director. You also can specify whether you want to vote for or against, or abstain from voting on, the ratification of the selection of our independent auditor, the approval, on an advisory basis, of the compensation of the company’s named executive officers and the approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan.

Shares represented by properly executed proxy cards, online instructions, or telephone instructions will be voted as you direct. If you provide a properly-executed proxy card or properly-submitted online or telephone instructions but do not specify how you want to vote your shares, your shares will be voted according to the Board’s recommendations as set forth below and, as to any other business as may be properly brought before the 2020 annual meeting of shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders:

	Proposal	Board recommendation

1.	Election of the Board’s three nominees as directors	For

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2020	For

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers	For

4.	Approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan	For

401(k) Plan participants. If you participate in a 401(k) plan sponsored by the company, including the TimkenSteel Corporation Savings and Investment Pension Plan, the TimkenSteel Corporation Bargaining Savings and Investment Pension Plan, the TimkenSteel Corporation Voluntary Investment Pension Plan, or the TimkenSteel Corporation Savings Plan for Certain Bargaining Employees, any shares held for your account in the TimkenSteel Stock Fund of the plan will be voted by the trustee for the plan, Bank of America Merrill Lynch, according to confidential voting instructions provided by you. You may give your voting instructions to the plan trustee in any ONE of the three ways set forth above; however, your instructions must be received no later than 6 a.m. EDT on May 4, 2020. If you do not provide timely voting instructions, your shares will be voted by the plan trustee in the same proportion as it votes plan shares for which it did receive timely instructions.

Beneficial owners/nominee shares. If your shares are held by a broker, bank, or some other nominee, that entity will give you information on how you can vote your shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote. Your broker, bank or nominee will provide you with a voting instruction card or some other means for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not provide the broker, bank or other nominee with your voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable New York Stock Exchange rules, brokers have the discretion to vote only on any matters deemed by the New York Stock Exchange to be routine, such as the ratification of the selection of the company’s independent auditor (Proposal 2 in this proxy statement). All other matters identified above (Proposals 1, 3 and 4 in this proxy statement) are not considered to be routine matters and your broker will not have discretion to vote on those matters. If you do not provide voting instructions to your broker, your shares will not be voted on any matter for which your broker does not have discretionary authority. When the broker does not vote on a proposal because it is a non-routine item and the broker’s customer has not provided voting instructions, this is referred to as a “broker non-vote.”

In-person voting. Registered shareholders and beneficial owners of shares held in street name also may vote in person at the annual meeting. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, written ballots will be available for any shareholder who wishes to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a legal proxy from the institution that holds their shares as record owner.

May I change my vote?

You may change your vote after you submit your proxy by:

•	sending a written notice addressed to the secretary of the company and received prior to the close of business on May 5, 2020, stating that you want to revoke your proxy;

•	submitting another completed proxy card to the secretary of the company that is received prior to the close of business on May 5, 2020, that has a later date than the previously submitted proxy card;

•	entering later-dated telephone or internet voting instructions prior to 6 a.m. EDT on May 6, 2020, which will automatically revoke the earlier proxy; or

•	attending the annual meeting and voting in person. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

Who counts the votes?

Corporate Election Services will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. A representative of CES will serve as the inspector of election for the 2020 annual meeting of shareholders.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if the holders of record of shares entitled to exercise not less than 50% of the voting power of the company in respect of any one of the purposes for which the meeting is called are present in person or by proxy. If you vote – including by internet, telephone, or proxy card – your shares will be counted toward the quorum for the annual meeting. Withhold votes for election of directors, proxies marked as abstentions, and broker non-votes also are treated as present for purposes of determining a quorum.

What vote is necessary to pass the items of business at the annual meeting?

If a quorum is present at the annual meeting, the three nominees for election as directors will be elected if they receive a plurality of the votes cast. If you vote, your shares will be voted for election of all of the Board’s director nominees unless you give instructions to “withhold” your vote for one or more of the nominees. Withhold votes and broker non-votes will not count either in favor of or against the election of a nominee.

The affirmative vote of a majority of the votes cast on the proposal is required for Proposal 2, ratification of the selection of Ernst & Young LLP as the company’s independent auditor, and Proposal 4, approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan. In determining whether each of these proposals has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

The shareholder vote on Proposal 3, approval of the compensation of the company’s named executive officers, is advisory in nature and therefore not binding on the company. Although this is an advisory vote, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the company’s named executive officers. Abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

How will voting on any other business be conducted?

The company does not know of any business or proposals to be considered at the annual meeting other than the items described in this proxy statement. If any other business is properly brought before the meeting, the properly submitted proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board of Directors of the company, and the company will pay the cost of the solicitation.

We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $17,500, plus reasonable out-of-pocket expenses. Solicitations may be made by any means of communication. It is anticipated that the solicitations will consist primarily of requests to brokers, banks, trustees, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the company may, without extra remuneration, solicit the return of proxies. Solicitations may be made by any means of communication, including by telephone, letter, personal visit, electronic mail or other electronic means.

When are shareholder proposals due for the next annual meeting?

We must receive by November 19, 2020, any proposal of our shareholders intended to be presented at the 2021 annual meeting of shareholders and to be included in our proxy materials related to the 2021 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted by certified mail, return receipt requested.

A shareholder submitting a proposal outside the processes of Rule 14a-8 in connection with the 2020 annual meeting of shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Code of Regulations. In general, to be timely, a shareholder’s notice must be delivered to or mailed and received by our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the company held the preceding year’s annual meeting of shareholders. If the date of the 2021 annual meeting of shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2020 annual meeting of shareholders, then a shareholder’s notice must be delivered to our secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2021 annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the 2021 annual meeting of shareholders is first made. Our proxy related to the 2021 annual meeting of shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February 5, 2021.

How can a shareholder or other interested party communicate with the Board of Directors?

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any director, in writing c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the TimkenSteel HelpLine at 1-855-754-2921 (anonymously, if so desired). Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful consideration of the matter.

General information

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the companies provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. TimkenSteel has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this proxy statement or our Annual Report on Form 10-K for the year ended December 31, 2019, promptly upon your request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

Unless you specify otherwise in your voting instructions, the proxy holders will vote for each of the nominees named in Proposal 1, and for Proposals 2, 3 and 4.

Appendix A

Non-GAAP financial measures

This proxy statement includes references to Adjusted EBITDA and free cash flow, which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Adjusted EBITDA is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting Adjusted EBITDA is useful to investors as this measure is representative of the company’s performance and provides improved comparability of results. Free cash flow is also an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel’s results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way. See the following table for a definition of the non-GAAP financial measures referred to above and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures.

A – 1

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT) (1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2) and Adjusted EBITDA (4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company’s performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company’s performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Year Ended December 31,
(Dollars in millions)	2019	2018 Adjusted(5)	2017 Adjusted(5)

Net income (loss)	$(110.0)	$(10.0)	$(31.3)

Provision (benefit) for income taxes	(16.1)	1.8	1.5

Interest expense	15.7	17.1	14.8
Earnings Before Interest and Taxes (EBIT) (1)	$(110.4)	$8.9	$(15.0)
EBIT Margin (1)	(9.1)%	0.6%	(1.1)%

Depreciation and amortization	73.5	73.0	74.9
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$(36.9)	$81.9	$59.9

EBITDA Margin (2)	(3.1)%	5.1%	4.5%

Executive severance and transition costs	(5.6)	(1.7)	—

Impairment charges and loss on sale or disposal of assets	(8.9)	—	—

Restructuring charges	(8.9)	—	—

Loss from remeasurement of benefit plans	(40.6)	(43.5)	(21.8)

Facility phase down: Inventory write-down	(4.8)	—	—

Accelerated depreciation and amortization (EBIT only)	(2.8)	—	—

Business transformation costs	(0.5)	—	—
Adjusted EBIT (3)	$(38.3)	$54.1	$6.8

Adjusted EBIT Margin (3)	(3.2)%	3.4%	0.5%

Adjusted EBITDA (4)	$32.4	$127.1	$81.7

Adjusted EBITDA Margin (4)	2.7%	7.9%	6.1%

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.
(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.
(3) Adjusted EBIT is defined as EBIT excluding, as applicable, executive severance and transition costs, the loss from remeasurement of benefit plans, restructuring charges, impairment charges and loss on sale or disposal of assets, facility phase down: inventory write-down, accelerated depreciation and amortization and business transformation costs. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.
(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, executive severance and transition costs, the loss from remeasurement of benefit plans, restructuring charges, impairment charges and loss on sale or disposal of assets, facility phase down: inventory write-down and business transformation costs. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.
(5) The company changed its inventory valuation method for the majority of its inventory from the last in, first out (LIFO) method to the first in, first out (FIFO) method effective as of December 31, 2019. The company has retrospectively applied this change to its prior year financial statements and denoted impacted prior year columns in the above table as “Adjusted”.

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Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the Company’s financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

(Dollars in millions)	Year Ended December 31, 2019

Net Cash Provided (Used) by Operating Activities	$70.3

Less: Capital expenditures	(38.0)

Free Cash Flow	$32.3

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

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Appendix B

TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan

1.            Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2.            Definitions. As used in this Plan:

(a)           “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b)           “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e)          “Change in Control” has the meaning set forth in Section 12 of this Plan.

(f)            “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g)           “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(h)          “Common Shares” means the common shares, without par value per share, of the Company or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(i)            “Company” means TimkenSteel Corporation, an Ohio corporation, and its successors.

(j)            “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Share Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k)           “Director” means a member of the Board.

(l)            “Effective Date” means the date this Plan is approved by the Shareholders.

(m)         “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

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(n)          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o)          “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(p)          “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(q)          “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(r)           “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(s)           “Option Price” means the purchase price payable on exercise of an Option Right.

(t)           “Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.

(u)          “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

(v)           “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(w)          “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(x)           “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(y)           “Plan” means this TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(z)           “Predecessor Plan” means the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan, in each case including as amended or amended and restated.

(aa)         “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

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(bb)        “Restricted Share Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.

(cc)         “Restriction Period” means the period of time during which Restricted Share Units are subject to restrictions, as provided in Section 7 of this Plan.

(dd)        “Shareholder” means an individual or entity that owns one or more Common Shares.

(ee)         “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(ff)           “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(gg)        “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3.            Shares Available Under this Plan.

(a)           Maximum Shares Available Under this Plan.

(i) Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Shares, (C) Restricted Share Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 2,000,000 Common Shares, plus the Common Shares that are subject to awards granted under this Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of Common Shares available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii) Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b)           Share Counting Rules.

(i) Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above in accordance with Section 3(b)(v) below.

(ii) If, after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan in accordance with Section 3(b)(v) below.

B – 3

(iii) Notwithstanding anything to the contrary contained in this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to Option Rights or Appreciation Rights (or option rights or appreciation rights granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (C) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards other than Option Rights and Appreciation Rights (or option rights or appreciation rights granted under the Predecessor Plan) will be added back to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan in accordance with Section 3(b)(v) below, but only for a period not to exceed 10 years from the Effective Date; (D) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; and (E) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.

(iv) If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(v) Any Common Share that becomes available under this Plan under this Section 3(b) will be added (or added back, as applicable) as (A) one Common Share if such Common Share was subject to an award granted under this Plan or a stock option or stock appreciation right granted under the Predecessor Plan, (B) 2.46 Common Shares if such Common Share was subject to an award granted under the Predecessor Plan prior to April 28, 2016 other than a stock option or stock appreciation right, and (C) as 2.50 Common Shares if such Common share was subject to an award granted under the Predecessor Plan on or after April 28, 2016 other than a stock option or stock appreciation right.

(c)           Limit on Incentive Stock Options; Full Value Award Limit.  Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 2,000,000 Common Shares; and (ii) the number of Common Shares subject to awards granted under this Plan other than Option Rights or Appreciation Rights (after taking into account any applicable share recycling under Section 3(b)) will not, during the life of this Plan, in the aggregate exceed 1,800,000 Common Shares.

(d)           Non-Employee Director Compensation Limit.  Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.

(e)           Minimum Vesting.  Notwithstanding anything in this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan shall vest no earlier than after a minimum one-year vesting period or one-year performance period, as applicable; provided, however, that, notwithstanding the foregoing, an aggregate of up to 5% of the Common Shares available for awards under this Plan under Section 3(a)(i), as may be adjusted under Section 11 of this Plan, may be used for awards that do not at grant comply with such minimum vesting requirement. Nothing in this Section 3(e) or otherwise in this Plan shall preclude the Committee, in its sole discretion, from (i) providing for continued vesting or accelerated vesting for any award under the Plan, including in connection with or following the retirement, death, disability or termination of employment or service of a Participant, or (ii) exercising its authority under Section 18(c) at any time following the grant of an award.

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4.            Option Rights.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)           Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)           Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)           Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)           To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e)           Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(f)           Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g)           Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h)           No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i)             Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j)             Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.            Appreciation Rights.

(a)           The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)           Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

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(ii) Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii) Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v) Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)            Also, regarding Appreciation Rights:

(i) Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii) No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.            Restricted Shares.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)           Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)           Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)            Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d)           Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture while held by any transferee).

(e)            Any grant of Restricted Shares may specify Management Objectives regarding the vesting of such Restricted Shares.

(f)             Notwithstanding anything to the contrary contained in this Plan, Restricted Shares may provide for continued vesting or the earlier vesting of such Restricted Shares, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g)           Any such grant or sale of Restricted Shares may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in

B – 6

additional Restricted Shares, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Shares will be deferred until, and paid contingent upon, the vesting of such Restricted Shares.

(h)            Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7.            Restricted Share Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Share Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)            Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b)            Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)            Notwithstanding anything to the contrary contained in this Plan, Restricted Share Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(d)            During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Share Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Share Units on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Share Units shall be deferred until and paid contingent upon the vesting of such Restricted Share Units.

(e)            Each grant or sale of Restricted Share Units will specify the time and manner of payment of the Restricted Share Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(f)            Each grant or sale of Restricted Share Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.            Cash Incentive Awards, Performance Shares and Performance Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)            Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)            The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

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(c)            Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d)            Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e)            The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f)            Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9.            Other Awards.

(a)            Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b)            Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)            The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)            The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional Common Shares, based upon the earning and vesting of such awards.

(e)            Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f)            Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

10.            Administration of this Plan.

(a)            This Plan will be administered by the Committee; provided, however, that notwithstanding anything in this Plan to the contrary, the Board may grant awards under this Plan to non-employee Directors and administer this Plan with respect to such awards. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

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(b)            The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)            To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.            Adjustments.  The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the Incentive Stock Option limitation specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.            Change in Control.

(a)            Definition.  For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (A) the then-outstanding Common

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Shares; or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation; (2) any acquisition by the Corporation; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its Subsidiaries; or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii);

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote or the approval of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or written action or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares of the Corporation, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding common shares of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(b)            Treatment of Awards Upon a Change in Control.

(i) Unless otherwise determined by the Committee, each applicable Evidence of Award will provide that, in the event of a Change in Control, for outstanding awards under this Plan that vest, are earned or become exercisable (as applicable) based solely on employment, service or the passage of time (as opposed to the achievement of one or more Management Objectives), such awards will accelerate and vest, be earned or become exercisable, as applicable, where either (A) within a specified period the Participant’s employment or service is involuntarily terminated for reasons other than for cause, the Participant terminates his or her employment or service for good reason or the Participant’s employment or service is terminated due to the Participant’s death or disability, or (B) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

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(ii) Unless otherwise determined by the Committee, each applicable Evidence of Award will provide that, in the event of a Change in Control, for outstanding awards under this Plan that vest, are earned or become exercisable (as applicable) based on the achievement of one or more Management Objectives (as opposed to only employment, service or the passage of time), such awards will accelerate and vest, be earned or become exercisable, as applicable, based on the greater of (A) target performance or (B) actual performance (or the Common Share price relating to the Change in Control, if applicable) determined as of the date of the Change in Control, where either (I) within a specified period the Participant’s employment or service is involuntarily terminated for reasons other than for cause, the Participant terminates his or her employment or service for good reason or the Participant’s employment or service is terminated due to the Participant’s death or disability, or (II) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

13.            Detrimental Activity and Recapture Provisions.  Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

14.            Non-U.S. Participants.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

15.            Transferability.

(a)            Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)            The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Share Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

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16.            Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17.            Compliance with Section 409A of the Code.

(a)            To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)            Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)            If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)            Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

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(e)            Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.            Amendments.

(a)            The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b)            Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.

(c)            If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Share Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)            Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.            Governing Law.  This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

20.            Effective Date/Termination.  This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the

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Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable.

21.            Miscellaneous Provisions.

(a)            The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)            This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)            Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)            No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)            Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)            No Participant will have any rights as a Shareholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.

(g)            The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)            Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)            If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22.            Share-Based Awards in Substitution for Awards Granted by Another Company.  Notwithstanding anything in this Plan to the contrary:

(a)            Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted shares, restricted share units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with

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the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)            In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)            Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

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V O T E B Y T E L E P H O N E
c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.
V O T E B Y I N T E R N E T
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
V O T E B Y M A I L
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: www.cesvote.com	Vote by Mail Return your proxy card in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

In order to be counted in the final tabulation, if you are a participant in one of the employee savings or stock plans sponsored by TimkenSteel Corporation, your vote must be received by 6:00 a.m. EDT on May 4, 2020 and, if you are a registered shareholder, your vote must be received by 6:00 a.m. EDT on May 6, 2020.

Proxy must be signed and dated below.

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TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints Frank A. DiPiero, Kristopher R. Westbrooks and Kristine C. Syrvalin, and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of TimkenSteel Corporation to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on May 6, 2020, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and in their discretion on such other matters as may properly come before the meeting.

This card also serves as voting instructions to the trustee of each employee savings plan and to the recordkeeper of each employee stock plan sponsored by TimkenSteel Corporation, its subsidiaries or affiliates, with respect to TimkenSteel common shares held by the undersigned under any such plan. If you are a participant in any of the plans, your voting instructions must be received by 6:00 a.m. on May 4, 2020 to be counted in the final tabulation. The trustee for each employee savings plan sponsored by TimkenSteel Corporation will vote all uninstructed plan shares in the same proportion as those plan shares for which instructions have been timely received.

If properly signed, dated and returned, this proxy will be voted as specified on the reverse side or, if no choice is specified, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Signature

Signature (if jointly held)

Date:
Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 6, 2020 at 10:00 a.m. Corporate Auditorium (C1G) TimkenSteel Corporation 1835 Dueber Avenue, S.W.

Parking: Shareholders attending the meeting may park in the designated visitor lots.

Note: If your shares are held in street name, please bring a letter with you from your broker stating as such to the Annual Meeting.

Canton, OH 44706-2798 Telephone: (330)-471-7000

For directions to the Annual Meeting, please refer to the investor page on our website at

http://investors.timkensteel.com.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the company in writing. To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

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TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified.

The Board of Directors recommends a vote FOR all nominees listed in proposal 1 and FOR proposals 2, 3 and 4.

1.	Election of the following Directors to serve a three-year term expiring at the 2023 Annual Meeting:

Nominees: 1. Randall H. Edwards	2. Leila L. Vespoli	3. Randall A. Wotring

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write the nominee’s name or number on the line below.

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2020.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

TIMKENSTEEL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2020

Notice of Annual Meeting of Shareholders

WHEN AND WHERE IS THE SHAREHOLDER MEETING?

The 2020 Annual Meeting of Shareholders of TimkenSteel Corporation will be held on Wednesday, May 6, 2020, at 10:00 a.m. EDT, at the Corporate Auditorium of TimkenSteel Corporation at 1835 Dueber Avenue, S.W., Canton, Ohio.

For admission to the Annual Meeting, please bring this notice or a letter from your broker if your shares are held in street name. Directions to the Annual Meeting may be found on the investor page of our website at http://investors.timkensteel.com.

WHAT IS BEING VOTED ON AT THE SHAREHOLDER MEETING?

1.	Election of the following directors to serve a three-year term expiring at the 2023 Annual Meeting: Randall H. Edwards, Leila L. Vespoli and Randall A. Wotring.

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2020.

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers.

4.	Approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

The Board of Directors recommends that shareholders vote FOR all nominees listed in proposal 1 and FOR proposals 2, 3 and 4.

HOW CAN I GET A COMPLETE SET OF PROXY MATERIALS?

This is not a proxy card. If you wish to cast your vote on a traditional proxy card, you must request a paper copy of the proxy materials by following the instructions below.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following documents can be viewed at: www.ViewMaterial.com/TMST

•	2019 Annual Report on Form 10-K

•	2020 Notice and Proxy Statement

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 22, 2020 to facilitate timely delivery.

You may request a paper or email copy of the proxy materials by following the instructions below. You will be asked to provide the control number (located by the arrow in the box below).

1.	Call the toll-free telephone number 1-800-516-1564 and follow the instructions provided, or

2.	Access the website, www.SendMaterial.com and follow the instructions provided, or

3.

Send us an e-mail at papercopy@SendMaterial.com with your control number in the subject line. Unless you instruct us otherwise, we will reply to your email with a copy of the proxy materials in PDF format for this meeting only.

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To vote your TimkenSteel Corporation shares, you can attend the Annual Meeting of Shareholders and vote in person or you can:

1.  Go to www.ViewMaterial.com/TMST

2.  Click on the icon to vote your shares.

3.  Enter the 11-digit Control Number (located by the arrow in the box above).

4.  Follow the instructions to record your vote.